                                                                    EXHIBIT 2.01

                                                                  EXECUTION COPY

--------------------------------------------------------------------------------


                         AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                              AT HOME CORPORATION

                                      AND

                             HARTFORD HOUSE, LTD.





                                                                OCTOBER 23, 1999


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page No.
                                                                          --------
ARTICLE 1 THE MERGER...................................................        2

1.1       The Merger...................................................        2
1.2       Effective Time; Closing......................................        2
1.3       Effects of the Merger........................................        3
1.4       Certificate of Incorporation; Bylaws.........................        3
1.5       Directors and Officers.......................................        3
1.6       Effect on Capital Stock......................................        3
1.7       Securities Law Issues; Registration..........................        8
1.8       Surrender of Certificates....................................        9
1.9       Lost, Stolen or Destroyed Certificates.......................       10
1.10      Tax and Accounting Consequences..............................       10
1.11      Unvested and Restricted Shares...............................       11
1.12      Further Assurances...........................................       11
1.13      Excite@Home Deposit..........................................       11

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF COMPANY....................       12

2.1       Organization and Good Standing...............................       12
2.2       Subsidiaries.................................................       12
2.3       Power, Authorization and Validity............................       13
2.4       Capitalization of Company....................................       13
2.5       No Conflict..................................................       15
2.6       Sufficiency..................................................       15
2.7       Litigation...................................................       15
2.8       Taxes........................................................       16
2.9       Company Financial Statements.................................       17
2.10      Assets Other than Intellectual Property......................       18
2.11      Absence of Certain Changes...................................       18
2.12      Contracts and Commitments/Licenses and Permits...............       20
2.13      No Default; No Restrictions..................................       22
2.14      Intellectual Property........................................       23
2.15      Compliance with Laws.........................................       27
2.16      Related Party Transactions and Agreements....................       28
2.17      Employees, ERISA and Other Compliance........................       28
2.18      Corporate Documents..........................................       30
2.19      No Brokers...................................................       31
2.20      Books and Records............................................       31
2.21      Insurance....................................................       31
2.22      Environmental Matters........................................       31
2.23      Board Approval...............................................       32

2.24      Shareholder Approval.........................................    32
2.25      No Existing Discussions......................................    32
2.26      Disclosure...................................................    32
2.27      Liabilities..................................................    32
2.28      Change in Control Payments...................................    32
2.29      Intercompany Obligations.....................................    32
2.30      Juniko.......................................................    33

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF EXCITE@HOME................    33

3.1       Organization and Good Standing...............................    33
3.2       Power, Authorization and Validity............................    33
3.3       Excite@Home Capital Structure................................    34
3.4       No Conflict..................................................    35
3.5       SEC Filings..................................................    35
3.6       Absence of Certain Changes...................................    36
3.7       Litigation...................................................    36
3.8       Additional Representations...................................    36

ARTICLE 4 PRE-CLOSING COVENANTS OF COMPANY.............................    37

4.1       Advice of Changes............................................    37
4.2       Maintenance of Business......................................    38
4.3       Conduct of Business..........................................    38
4.4       Regulatory Approvals.........................................    40
4.5       Necessary Consents...........................................    40
4.6       Litigation...................................................    40
4.7       No Other Negotiations........................................    40
4.8       Access to Information........................................    41
4.9       Satisfaction of Conditions Precedent.........................    41
4.10      Certain Employee Benefits....................................    41
4.11      Commercially Reasonable Efforts..............................    41
4.12      Waivers to Certain Provisions of Company Options.............    42
4.13      Operations Related to Earnout................................    42

ARTICLE 5 EXCITE@HOME COVENANTS........................................    42

5.1       Advice of Changes............................................    42
5.2       Regulatory Approvals.........................................    42
5.3       Satisfaction of Conditions Precedent.........................    43
5.4       Nasdaq Market Quotation......................................    43
5.5       Certificate of Designations..................................    43
5.7       Commercially Reasonable Efforts..............................    43
5.7       Distribution Agreement Waiver................................    44

ARTICLE 6 CONDITIONS TO OBLIGATIONS OF COMPANY.........................    44

6.1       Accuracy of Representations and Warranties...................    44
6.2       Covenants....................................................    44

6.3       Compliance with Law; No Legal Restraints; No Litigation......    44
6.4       Government Consents..........................................    44
6.5       No Order; HSR Act............................................    45
6.6       Spinoff Transaction..........................................    45
6.7       No Material Adverse Change...................................    45
6.8       Tax Opinion..................................................    45
6.9       Approval for Quotation.......................................    45
6.10      Opinion of Excite@Home's Counsel.............................    45
6.11      Tax Opinion of Excite@Home's Counsel.........................    45

ARTICLE 7 CONDITIONS TO OBLIGATIONS OF EXCITE@HOME.....................    45

7.1       Accuracy of Representations and Warranties...................    46
7.2       Covenants....................................................    46
7.3       No Material Adverse Change...................................    46
7.4       Compliance with Law; No Legal Restraints; No Litigation......    46
7.5       Government Consents..........................................    46
7.6       Opinions of Counsel..........................................    46
7.7       Consents.....................................................    46
7.8       Requisite Approvals..........................................    47
7.9       Certain Agreements...........................................    47
7.10      Employee Matters.............................................    47
7.11      Completion of Spinoff Transaction............................    47
7.12      No Order; HSR Act............................................    47
7.13      Financing....................................................    47
7.14      Waivers of Certain Provisions of Company Options.............    47
7.15      Approval for Quotation.......................................    47
7.16      Intercompany Obligations.....................................    48
7.17      Technology Assignment........................................    48
7.18      Tax Opinion..................................................    48
7.19      Deposit Escrow...............................................    48
7.20      Company Funds................................................    48
7.21      Closing Balance Sheet........................................    48

ARTICLE 8 TERMINATION OF AGREEMENT.....................................    48

8.1       Termination by Mutual Consent................................    48
8.2       Unilateral Termination.......................................    48
8.3       Liability for Termination....................................    49

ARTICLE 9 SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES,
          CONTINUING COVENANTS.........................................    50

9.1       Survival of Representations..................................    50
9.2       Agreement to Indemnify.......................................    51
9.3       Operations Prior to Earnout..................................    51
9.4       Reorganization Status........................................    51

ARTICLE 10 MISCELLANEOUS...............................................    52

10.1       Governing Law...............................................    52
10.2       Assignment; Binding Upon Successors and Assigns.............    52
10.3       Severability................................................    52
10.4       Counterparts................................................    52
10.5       Remedies....................................................    52
10.6       Amendment and Waivers.......................................    52
10.7       Expenses....................................................    53
10.8       Attorneys' Fees.............................................    53
10.9       Notices.....................................................    53
10.10      Construction of Agreement...................................    54
10.11      No Joint Venture............................................    54
10.12      Further Assurances..........................................    54
10.13      Absence of Third Party Beneficiary Rights...................    55
10.14      Public Announcement.........................................    55
10.15      Disclosure Letter...........................................    55
10.16      Confidentiality.............................................    55
10.17      Entire Agreement............................................    55
10.18      Interpretation..............................................    55

APPENDIX A:  Glossary of Certain Defined Terms.........................   A-1

APPENDIX B:  List of Exhibits

                         Agreement And Plan Of Merger


     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of October 23, 1999 (the "Agreement Date") by and between At Home Corporation, a Delaware corporation ("Excite@Home"), and Hartford House, Ltd., a Delaware corporation ("Company").

                                   Recitals

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Excite@Home and Company intend to enter into a business combination transaction.

     B. The Merger (as defined in Section 1.1) is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. The Board of Directors of Company (i) has determined that the Merger and the other transactions contemplated by this Agreement are advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement for all purposes under Delaware Law and (iii) has determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger. Concurrently with the execution of this Agreement, and as a condition and inducement to Excite@Home's willingness to enter into this Agreement, each stockholder of Company is executing a written consent adopting and approving this Agreement and approving the Merger.

     D. The Board of Directors of Excite@Home (i) has determined that the Merger is advisable and fair to, and in the best interests of, Excite@Home and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement for all purposes under Delaware Law.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Excite@Home's willingness to enter into this Agreement, the parties identified under the respective captions "Noncompetition Agreements" and "Consulting Agreement" on Exhibit B attached hereto are entering into the following agreements with Excite@Home: (i) noncompetition agreements (the "Noncompetition Agreements") substantially in the form of Exhibit F attached hereto, effective upon the Effective Time (as defined in Section 1.2); and (ii) consulting agreements (the "Consulting Agreements") substantially in the form of Exhibit G attached hereto, effective upon the Effective Time.

     F. Concurrently with the execution of this Agreement, and as a condition and inducement to Excite@Home's willingness to enter into this Agreement, each of the persons listed on the List of Stockholders attached as Exhibit A hereto (collectively, the "Company Stockholders" and each individually a "Company Stockholder") other than as set forth on Exhibit B, and certain other persons identified under the caption "Indemnification Agreement" on Exhibit B are entering into a stockholder and indemnification agreement with Excite@Home substantially in the form of Exhibit E attached hereto, effective as of the Agreement Date (the "Indemnification Agreement").

     G. After the execution of this Agreement and prior to the effectiveness of the Merger, and as an inducement to Excite@Home's willingness to enter into this Agreement, Company will distribute to its stockholders (the "Spinoff Transaction") all of the capital stock of SPS Media, Inc., a Delaware corporation ("SPS") pursuant to the Distribution Agreement by and between Company and SPS (the "Distribution Agreement") substantially in the form of
Exhibit I attached hereto, the Tax Allocation and Indemnity Agreement (the "Tax Agreement") substantially in the form of Exhibit J attached hereto, the Employee Benefits Allocation Agreement (the "Employee Agreement") substantially in the form of Exhibit K attached hereto, the Assignment of Marks (the "Assignment of Marks") substantially in the form of Exhibit L attached hereto, the Operating Agreement for BMA Holdings LLC (the "LLC Agreement") substantially in the form of Exhibit M attached hereto, the Company Trademark License Agreement (the "Company Trademark Agreement") substantially in the form of Exhibit N attached hereto, the SPS Trademark License Agreement (the "SPS Trademark Agreement") substantially in the form of Exhibit O attached hereto, the Copyright and Contract Assignment Agreement (the "Copyright Assignment Agreement") substantially in the form of Exhibit P attached hereto, the Copyright and Patent License to Company (the "Company Copyright License") substantially in the form of Exhibit Q attached hereto, the Copyright and Patent License to SPS (the "SPS Copyright License") substantially in the form of Exhibit R attached hereto, the Company Corporate Services Agreement (the "Company Services Agreement") substantially in the form of Exhibit S attached hereto, the SPS Corporate Services Agreement (the "SPS Services Agreement") substantially in the form of Exhibit T attached hereto, (the Distribution Agreement, Tax Agreement, Employee Agreement, Assignment of Marks, LLC Agreement, Company Trademark Agreement, SPS Trademark Agreement, Copyright Assignment Agreement, Company Copyright License, SPS Copyright License, Company Services Agreement, SPS Services Agreement, collectively, the "Spinoff Documents"). After the execution of this Agreement and as an inducement to Excite@Home's willingness to enter into this Agreement, Company will sell (the "Juniko Sale") capital stock of its wholly-owned subsidiary, Juniko, Inc., a Delaware corporation ("Juniko"), pursuant to the Stock Purchase Agreement (the "Juniko Stock Purchase Agreement") substantially in the form of Exhibit V attached hereto.

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:


                                   Article 1

                                  The Merger

     1.1  The Merger.  At the Effective Time and subject to and upon the terms
          ----------
and conditions of this Agreement and the applicable provisions of Delaware Law, Company shall be merged with and into Excite@Home (the "Merger"), the separate corporate existence of Company shall cease and Excite@Home shall continue as the surviving corporation. Excite@Home as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2  Effective Time; Closing.  Subject to the provisions of this Agreement,
          -----------------------
the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Excite@Home and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Articles 6 and 7 (the "Closing Date").

     1.3  Effects of the Merger.  At the Effective Time, the effects of the
          ---------------------
Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Company shall vest in the Surviving Corporation without reversion or impairment, and all debts, liabilities and duties of Company and Excite@Home shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.
          ------------------------------------

          (a) At the Effective Time, the Certificate of Incorporation of Excite@Home, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

          (b) At the Effective Time, the Bylaws of Excite@Home, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5  Directors and Officers.  The duly elected directors of Excite@Home
          ----------------------
serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The duly appointed officers of Excite@Home serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed.

     1.6  Effect on Capital Stock.  Subject to the terms and conditions of
          -----------------------
this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Excite@Home, Company or the holders of any of the following securities:

          (a)  Conversion of Company Common Stock.  (i) Each share of Company
               ----------------------------------
Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(d) and (e)) into the right to receive the (i) Merger Consideration, (ii) if there is a Cards Earnout Amount, the Cards Earnout Consideration, and (iii) if there is a Users Earnout Amount, the Users Earnout Consideration. Promptly after the receipt by Excite@Home of a certificate representing shares of Company Common Stock ("Company Certificates"): (A) Excite@Home or its transfer agent will issue and deliver to each of the Company Stockholders tendering a Company Certificate a certificate for the number of shares of Excite@Home Preferred Stock to which such Company Stockholder is entitled pursuant to Section 1.6(a)(i); and (B) Excite@Home will pay by wire transfer of immediately available funds to the bank account designated in writing by such tendering Company Stockholder cash in the amount payable to such holder pursuant to Section 1.6(a)(i). As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Company Certificate shall cease to have any rights with respect thereto, except the right to receive upon the surrender of a Company Certificate, (i) Merger Consideration, (ii) if there is a Cards Earnout Amount, the Cards Earnout Consideration, and (iii) if there is a Users Earnout Amount, the Users Earnout Consideration.


          (ii) The shares of Excite@Home Preferred Stock issued hereunder may not be sold, pledged, Encumbered, transferred or otherwise disposed of other than to Permitted Transferees; provided however, that the foregoing shall not limit the conversion of the Excite@Home Preferred Stock into shares of Excite@Home Common Stock pursuant to the terms of the Certificate of Designation or the subsequent transfer of shares of Excite@Home Common Stock by the holders thereof. Excite@Home may and may instruct the transfer agent of the Excite@Home Preferred Stock to refuse to record, whether on the stock records of Excite@Home or otherwise, any purported transfer of the Excite@Home Preferred Stock or recognize any purported transferee of such shares and Excite@Home may issue stop transfer orders with respect to any such transfers of shares of Excite@Home Preferred Stock, other than transfers of Excite@Home Preferred Stock to Permitted Transferees. The number of shares of Excite@Home Preferred Stock designated "Reserved Shares" in Section 5(a) of the Certificate of Designation shall be equal to the quotient of (x) the quotient of (i) the Share Cap Amount (as such term is defined in the Indemnification Agreement), divided by (ii) the Excite@Home Average Price, divided by (y) 1,000.

          (b)  Cancellation of Company-Owned and Excite@Home-Owned Stock.  Each
               ---------------------------------------------------------
share of Company Common Stock held by Company or owned by Excite@Home or any direct or indirect wholly-owned subsidiary of Company or of Excite@Home immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c)  Capital Stock of Excite@Home.  The outstanding capital stock of
               ----------------------------
Excite@Home shall not be affected by the Merger.

          (d)  Adjustments to Formulae.  The formulae used herein shall be
               -----------------------
adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Excite@Home Common Stock or Company Common Stock), reorganization, recapitalization, reclassification, exchange or other like change with respect to Excite@Home Common Stock, Excite@Home Preferred Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (e)  Fractional Shares.  No fraction of a share of Excite@Home Common
               -----------------
Stock will be issued by virtue of the Merger or this Agreement but in lieu thereof (i) each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Excite@Home Common Stock upon conversion of any shares of Excite@Home Preferred Stock (after aggregating all fractional shares of Excite@Home Common Stock that otherwise would be received by such holder upon such conversion) shall receive from Excite@Home an amount of cash (rounded to the nearest whole cent) equal to the product of (x) such fraction, multiplied by (y) the Excite@Home Average Price, and (ii) each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Excite@Home Common Stock as part of the Cards Earnout Consideration or Users Earnout Consideration (after aggregating all fractional shares of Excite@Home Common Stock that otherwise would be received by such holder as part of the Cards Earnout Consideration or Users Earnout Consideration) shall receive from

Excite@Home an amount of cash (rounded to the nearest whole cent) equal to the product of (x) such fraction, multiplied by (y) the Earnout Average Price. Excite@Home Preferred Stock may be issued in fractional shares.

          (f)  Stock Options.
               -------------

               (i) At the Effective Time, all options to purchase Company Common Stock ("Company Options") then outstanding, including under the 1999 Stock Option/Stock Issuance Plan (the "Company Stock Option Plan") or any other plan or program, whether or not then exercisable, will be assumed by Excite@Home. Each Company Option so assumed by Excite@Home under this Agreement will continue to have, and be subject to, the same terms and conditions applicable to such holder's Company Option set forth in the Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Excite@Home Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Excite@Home Common Stock and (ii) the per share exercise price for the shares of Excite@Home Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time. Excite@Home hereby accepts the assignment of all rights of repurchase and all similar rights under the Company Stock Option Plan and any agreements entered into thereunder.

          (ii) If any Cards Earnout Consideration or Users Earnout Consideration is payable pursuant to the provisions of Section 1.6(g), following the Earnout Determination Date (as defined in Section 1.6(g)(iv)), (A) each outstanding Company Option shall be adjusted so that each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Excite@Home Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the sum of the Option Exchange Ratio and the Earnout Exchange Ratio, rounded down to the nearest whole number of shares of Excite@Home Common Stock and the per share exercise price for the shares of Excite@Home Common Stock issuable upon exercise of such Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the sum of the Option Exchange Ratio and the Earnout Exchange Ratio, rounded up to the nearest whole cent and (B) each holder of a Company Option that was exercised after the Effective Time and before payment of the Earnout Determination Date (an "Exercised Company Option") shall receive, without the payment of any additional exercise price, that number of whole shares of Excite@Home Common Stock equal to
(x) the number of Exercised Company Options multiplied by the sum of the Option Exchange Ratio plus the Earnout Exchange Ratio, rounded down to the nearest whole share, minus (y) the number of shares of Excite@Home Common Stock received upon exercise of the Exercised Company Options. No other adjustments will be made to the terms or conditions of the Company Options, except as otherwise provided in the Company Stock

Option Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions).

          (g)  Calculation of Earnouts and Issuance of Earnout Consideration.
               -------------------------------------------------------------

               (i)  Computation of Cards Earnout.  As promptly as practicable
                    ----------------------------
but not later than January 21, 2000, Excite@Home shall deliver to the Representative the computation of the Cards Earnout pursuant to Exhibit D hereto (the "Cards Earnout Computation") or a written statement that it is not able to provide such calculation. Within three business days after receipt of the Cards Earnout Computation, Representative will notify Excite@Home in writing whether the Representative accepts such computation or whether the Representative disputes such computation, setting forth in reasonable detail the basis of the dispute (the "Cards Dispute Notice"). Within five business days following the Representative's acceptance or failure to give notice within such three-day period, (i) the Cards Earnout shall be the Cards Earnout Amount for all purposes under this Agreement, and (ii) Excite@Home shall issue and deliver in respect of each share of Company Common Stock outstanding immediately prior to Effective Time the Cards Earnout Consideration (based upon the Cards Earnout). If the Representative delivers the Cards Dispute Notice to Excite@Home within such three business days, or if Excite@Home has not delivered the Cards Earnout Computation to the Representative on or before January 21, 2000, then not later than January 28, 2000, Excite@Home shall (i) deliver to the Representative the computation of the Alternative Cards Earnout (the "Alternative Cards Earnout Computation") and (ii) issue and deliver in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time the Cards Earnout Consideration (based upon the Alternative Cards Earnout). Within five business days after receipt of the Alternative Cards Earnout Computation, either Representative or Excite@Home may notify the other party in writing whether such party accepts the Alternative Cards Earnout. In the event both parties deliver a notice accepting the Alternative Cards Earnout, then the Alternative Cards Earnout shall be the Cards Earnout Amount for all purposes under this Agreement.

          Within ten business days following delivery of a Cards Dispute Notice to the other party, a designee of Excite@Home and the Representative (or a designee of the Representative) shall meet to attempt to resolve such dispute. If a final resolution of such dispute is reached, the agreed-upon amount shall be deemed to be the Audited Cards Earnout Amount, and the transactions regarding the Audited Earnout Adjustment set forth in this paragraph shall be made with respect to such amount. If no final resolution of such dispute is reached within fifteen business days following the delivery of the Cards Dispute Notice, Andersen Consulting (or, if Andersen Consulting is unwilling to perform such function, another nationally recognized consulting or auditing firm reasonably acceptable to both parties) (the "Auditor") shall make a final determination of Adjusted Cards Sent not later than 20 days following the commencement of such audit. If at the end of such 20-day period the Auditor concludes that the Adjusted Cards Sent cannot be determined based on the methodology set forth in paragraph 3 of Exhibit D hereto, then not later than five business days after the end of such 20-day period, the Auditor shall determine the Cards Earnout using a method that, in the reasonable judgment of the Auditor, best reflects the intentions of the parties as described in Exhibit D hereto. The Auditor's determination of the Cards Earnout shall be conclusive and binding on the Company Stockholders and Excite@Home (such final determination, the "Audited Cards Earnout Amount"). The difference between the Alternative Cards Earnout Amount and the Audited Cards Earnout Amount is the "Audited Earnout Adjustment." If the Audited Cards Earnout Amount exceeds the Alternative Cards Earnout, then not later than five business days following the delivery of the Audited Cards Earnout

Amount by the Auditor, Excite@Home shall issue and deliver pro rata to the Company Stockholders according to their respective ownership interests of the Company Common Stock outstanding immediately prior to the Effective Time (the "Pro Rata Amounts"), additional shares of Excite@Home Common Stock, valued at the Earnout Average Price, equal in aggregate value to the Audited Earnout Adjustment. If the Audited Cards Earnout Amount is less than the Alternative Cards Earnout Amount, then each Company Stockholder shall promptly surrender to Excite@Home such stockholder's Pro Rata Amount of the number of shares of Excite@Home Common Stock, valued at the Earnout Average Price, equal in aggregate value to the Audited Earnout Adjustment (or, at the option of the Company Stockholders, a number of shares of Excite@Home Preferred Stock, valued at the Earnout Average Price multiplied by the Conversion Ratio). The Company Stockholders shall pay all fees and expenses of the Auditor; provided, however, that if the Audited Earnout Adjustment is 2% or more of the Alternative Cards Earnout Amount, or if the Audited Cards Earnout Amount is lower than the Alternative Cards Earnout Amount, then Excite@Home shall pay all fees and expenses of the Auditor.

          If the Cards Dispute Notice states that a reason for the dispute is a decrease in Cards Sent as a result of a Force Majeure which lasted for not more than 72 consecutive hours, the Auditor shall determine whether a Force Majeure occurred, and, if so, the length of such occurrence. If the Auditor determines that a Force Majeure has occurred, in calculating the Audited Cards Earnout, Cards Sent for any calendar day or days during any part of which the Auditor determines that a Force Majeure occurred (such number of calendar days, the "Measurement Period") shall be deemed to be a number equal to the average of (a) the aggregate number of Cards Sent during the number of days equal to the Measurement Period immediately preceding the commencement of the Force Majeure and (b) the aggregate number of Cards Sent during the number of days equal to the Measurement Period immediately following termination of the Force Majeure. For purposes of this paragraph, "Force Majeure" means a general failure or disruption of the network infrastructure, connectivity or operations of the internet generally, any major internet service provider, major online service provider or major internet portal resulting from fire, earthquake, flood, hurricanes, tornadoes or other natural disasters, power loss, general telecommunications failures or similar major events adversely affecting the internet generally which results in a material decrease in Cards Sent. In the event that a Force Majeure lasts for longer than 72 consecutive hours, then the Representative (or a designee of the Representative) and a designee of Excite@Home shall meet to determine the appropriate method to be used to determine the number of electronic greeting cards that will be assumed to have been sent by users of the BM Websites and the BM International Websites during the period of time that the Force Majeure event was in effect.

          (ii)   Computation of Users Earnout.  On the date that the Final
                 ----------------------------
December BM Users is determined pursuant to Exhibit D, Excite@Home shall deliver to the Representative accurate computations of the Users Earnout pursuant to Exhibit D hereto (the "Users Earnout Computation"). Within five business days after delivery of the Users Earnout Computation, Excite@Home shall issue and deliver in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time, the Users Earnout Consideration.

          (iii)  Election to Pay a Portion of Earnout Amount in Cash.
                 ---------------------------------------------------
Notwithstanding the foregoing, Excite@Home and the Representative may agree that Excite@Home may pay all or a portion of the aggregate Cards Earnout Consideration or the aggregate Users Earnout Consideration, as applicable, in cash up to an aggregate maximum amount of $35,000,000 in immediately available funds. To pay any of the aggregate Cards

Earnout Consideration or aggregate Users Earnout Consideration, (x) Excite@Home shall give the Representative written notice of its request (including the amount thereof) no less than three business days prior to the date the respective consideration is required to be paid pursuant to this section, and
(y) if the Representative does not object in writing to such cash payment (subject to the maximum amount set forth above) at least one business day prior to the date such consideration is required to be paid, then Excite@Home may (i) pay in immediately available funds that amount to which the Representative has not objected, and (ii) appropriately adjust the Cards Earnout Consideration or the Users Earnout Consideration, as applicable.

          (iv)   Effect on Stock Options.  On the date on which all amounts
                 -----------------------
constituting the Earnout Amount have been finally determined and agreed by Excite@Home and the Representative (the "Earnout Determination Date"), Excite@Home shall: (A) for each Company Option which has not as of such date been exercised, adjust the Option Exchange Ratio as provided in Section 1.6(f)(ii)(A) and within 15 business days of the Earnout Determination Date notify each holder of an unexercised Company Option of the new number of shares issuable pursuant to such option and new exercise price of such option; and (B) for each holder of a Company Option that was exercised between the Effective Time and the Earnout Determination Date, determine the number of shares of Excite@Home Common Stock to be issued to each such holder as provided in Section 1.6(f)(ii)(B) and deliver within 20 business days of the Earnout Determination Date to each such holder such number of shares of Excite@Home Common Stock; provided, however, that for purposes of the determining the Earnout Exchange Ratio to be used only for the adjustment referenced in Section 1.6(f)(ii), the Earnout Amount shall be (x) if the Cards Earnout Amount is based upon the Cards Earnout, the sum of the Cards Earnout and the Users Earnout Amount, and (y) if the Cards Earnout Amount is based upon the Alternative Cards Earnout, the greater of (A) the sum of the Users Earnout Amount and the Alternative Cards Earnout Amount or (B) the sum of the Users Earnout Amount and the Audited Cards Earnout Amount.

          (v) If the sum of (i) the aggregate number of shares of Excite@Home Common Stock to be issued as Cards Earnout Consideration and Users Earnout Consideration, plus (ii) all shares of Excite@Home Common Stock issued as Merger Consideration, plus (iii) all shares of Excite@Home Common Stock issuable upon the exercise of the assumed and converted Company Options, equals or exceeds 20% of the shares of Excite@Home Common Stock outstanding immediately prior to the Effective Time, then Excite@Home shall pay in immediately available funds such portion of the aggregate Cards Earnout Consideration or aggregate Users Earnout Consideration so that the number of shares issued is less than 20% of the shares of Excite@Home Common Stock outstanding immediately prior to the Effective Time.

          (vi) Excite@Home agrees to provide the Representative (or the Representative's designee), upon request, with log file data and any other information reasonably necessary to verify the calculation of Cards Sent.

     1.7  Securities Law Issues; Registration.
          -----------------------------------

          (a) Excite@Home shall issue the shares of Excite@Home Preferred Stock in the Merger and the Excite@Home Common Stock, if any, issuable as Cards Earnout Consideration or Users Earnout Consideration pursuant to an exemption or exemptions from registration under Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act. Excite@Home and Company shall comply with all applicable provisions of, and rules under, the 1933 Act in connection with offering and issuance of shares of Excite@Home Preferred Stock in the Merger and the Excite@Home Common Stock, if any, issuable as Cards Earnout Consideration or Users Earnout Consideration.

          (b) Excite@Home shall issue the shares of Excite@Home Common Stock upon conversion of the Excite@Home Preferred Stock pursuant to an exemption or exemptions from registration under Section 3(a)(9) of the 1933 Act. Excite@Home and Company shall comply with all applicable provisions of, and rules under, the 1933 Act in connection with offering and issuance of shares of Excite@Home Common Stock upon conversion of Excite@Home Preferred Stock.

          (c) Excite@Home will cause the shares of Excite@Home Common Stock that are subject to issuance upon conversion of the Excite@Home Preferred Stock and upon payment of the Cards Earnout Consideration or Users Earnout Consideration, if any, to be registered on a registration statement under the 1933 Act pursuant to the Indemnification Agreement.

          (d) Excite@Home will cause the shares of Excite@Home Common Stock that are subject to issuance upon exercise of the Company Options assumed pursuant to Section 1.6 to be registered on a registration statement (or to be issued pursuant to a then-effective registration statement) on Form S-8 (or successor form) promulgated by the SEC under the 1933 Act as soon as reasonably practicable after the Effective Time, and will use its diligent efforts to maintain the effectiveness of such Form S-8 registration statement or registration statements for so long as such assumed Company Options remain outstanding and Excite@Home Common Stock is registered under the 1934 Act. Excite@Home will use diligent efforts to cause shares of Excite@Home Common Stock issuable upon exercise of the Company Options to be approved for listing on the Nasdaq Stock Market.

     1.8  Surrender of Certificates.
          -------------------------

          (a)  Delivery of Certificates.  At the Closing, each holder of shares
               ------------------------
of Company Common Stock will surrender such Company Certificates for cancellation as of the Effective Time.

          (b)  Dividends on Company Common Stock.  No dividends or
               ---------------------------------
distributions payable to holders of record of Excite@Home Common Stock after the Effective Time will be paid to the holder of any unsurrendered Company Certificate unless and until the holder of such unsurrendered Company Certificate surrenders such Company Certificate to Excite@Home as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Company Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to Excite@Home Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

          (c)  Company Stock Transfer Books.  After the Effective Time there
               ----------------------------
will be no further registration of transfers on the stock transfer books of Company or its transfer agent of any shares of capital stock of Company that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented for any reason, they will be canceled as provided in this Section 1.8.

          (d)  Deemed Ownership.  Until Company Certificates representing shares
               ----------------
of Company Common Stock that are outstanding immediately prior to the Effective Time are surrendered pursuant to Section 1.8(a), such Company Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of Excite@Home Preferred Stock and/or Excite@Home Common Stock into which such shares of Company Common Stock will have been converted pursuant to Section 1.6.

          (e)  Change in Ownership.  If certificates representing shares of
               -------------------
Excite@Home Preferred Stock or Excite@Home Common Stock are to be issued in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Excite@Home or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Excite@Home Preferred Stock and/or Excite@Home Common Stock in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of Excite@Home or any agent designated by it that such tax has been paid or is not payable.

          (f)  No Liability.  Notwithstanding anything to the contrary in this
               ------------
Section 1.8, neither Excite@Home, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of Excite@Home Common Stock, Excite@Home Preferred Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9  Lost, Stolen or Destroyed Certificates.  In the event that any
          --------------------------------------
Company Certificates shall have been lost, stolen or destroyed, Excite@Home shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Excite@Home Preferred Stock or Excite@Home Common Stock, the Cash Consideration pursuant to Section 1.6, cash for fractional shares, if any, pursuant to Section 1.6 and any dividends or distributions payable pursuant to Section 1.8; provided, however, that Excite@Home may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Excite@Home Preferred Stock, Excite@Home Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Excite@Home of the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

     1.10  Tax and Accounting Consequences.
           -------------------------------

          (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 354(a) and 361(a) of the Code and Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Company and the Company Stockholders acknowledge that Company and the Company Stockholders are relying solely on their own tax advisors in connection with whether the Merger will qualify as a tax-free plan of reorganization under the Code, or any of the tax consequences to any Company Stockholder of this Agreement, the Merger, the Spinoff Transaction, the Juniko Sale, and the other transactions contemplated by this Agreement or the Spinoff Documents or the Juniko Stock Purchase Agreement.

          (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a purchase.

     1.11  Unvested and Restricted Shares.  If any shares of Company Common
           ------------------------------
Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture, or other condition providing that such shares may be forfeited or repurchased by Company upon any termination of the stockholder's employment, directorship or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement or other agreement with Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses automatically upon consummation of the Merger or are subject to a contractual restriction on the transfer of such shares ("Restricted Company Shares"), then the shares of Excite@Home Preferred Stock and/or Excite@Home Common Stock issued upon the conversion of such Restricted Company Shares in the Merger will continue to be unvested and will continue to be subject to the same repurchase options, risks of forfeiture, restrictions on transfer or other conditions, as applicable, immediately following the Effective Time as they were subject to immediately prior to the Effective Time, and the certificates representing such shares of Excite@Home Preferred Stock and/or Excite@Home Common Stock shall accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture, restrictions on transfer or other conditions. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Excite@Home is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement and to enforce any such contractual restriction on transfer. A listing of the holders of Restricted Company Shares, together with the number of such shares is set forth on Part 1.11 of the Company Letter.

     1.12  Further Assurances.  If, at any time after the Effective Time,
           ------------------
Excite@Home believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Spinoff Transaction, the Juniko Sale or the Merger or to carry out the purposes and intent of this Agreement or any Spinoff Document or the Juniko Stock Purchase Agreement at or after the Effective Time, then Excite@Home and its officers and directors may execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Spinoff Transaction or the Juniko Sale or the Merger and to carry out the purposes and intent of this Agreement, the Juniko Stock Purchase Agreement and the Spinoff Documents, in the name of Company or otherwise.

     1.13  Excite@Home Deposit.  Prior to the close of business on the first
           -------------------
business day immediately following the Agreement Date, Excite@Home shall deposit into escrow (the "Deposit Escrow") pursuant to the escrow agreement substantially in the form of Exhibit H attached hereto $25,000,000 in immediately available funds. The Deposit Escrow shall be released pursuant to Sections 7.19 or 8.3 of this Agreement, as applicable.

                                   Article 2

                   Representations and Warranties of Company

     Company represents and warrants to Excite@Home that, except as set forth in the letter addressed to Excite@Home from Company and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Company to Excite@Home concurrently with the parties' execution of this Agreement (the "Company Letter"), each of the representations, warranties and statements contained in this Article 2 is true and correct as of the Agreement Date and
will be true and correct on and as of the Closing Date.   For all purposes of
this Agreement, the statements contained in the Company Letter and its schedules shall also be deemed to be representations and warranties made and given by Company under this Article 2.

     2.1  Organization and Good Standing.  Company and each of its
          ------------------------------
Subsidiaries (as defined in Section 2.2) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and, to Company's Knowledge, has continuously been in good standing under the laws the jurisdiction in which it has been organized at all times since its inception; (ii) has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted; and (iii) except as disclosed in Part
2.1 of the Company Letter, is qualified to transact business, and is in good standing, in each jurisdiction where the character of the material properties owned, leased or operated by it or the nature of its material activities make such qualification necessary. Company has delivered to Excite@Home, true and correct copies of the currently effective Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Company and each of its subsidiaries, each as amended to date and each such instrument is in full force and effect. Neither Company nor any of its Subsidiaries are in violation of its Certificate of Incorporation, Bylaws or other charter documents.

     2.2  Subsidiaries.  As of the Agreement Date, neither Company nor any of
          ------------
the corporations or entities identified in Part 2.2 of the Company Letter has any subsidiary or any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity other than the entities identified in Part 2.2(a) of the Company Letter ("Subsidiaries"). All outstanding shares of capital stock of each Subsidiary of Company have been validly issued and are fully paid and nonassessable, and, as of the Agreement Date, and are owned by Company, free and clear of any Encumbrance. As of the Effective Time, assuming the consummation of the Juniko Sale, other than the ownership interests set forth in Part 2.2(b) of the Company Letter, which Company will own free and clear of any Encumbrance, Company will own no equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity. Neither Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract as in effect as of the Agreement Date or that will be in effect as of the Closing Date under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Company nor any of its Subsidiaries, has, at any time, been a general partner of any general partnership or limited partnership. Part 2.2 of the Company Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

     2.3  Power, Authorization and Validity.
          ---------------------------------

          (a)  Power and Authority.  Company has all requisite corporate power
               -------------------
and authority to enter into, execute, deliver, and perform its obligations under, this Agreement and each other agreement which Company is to enter into pursuant to this Agreement (such agreements and documents other than this Agreement, collectively, the "Company Ancillary Agreements") and to consummate the Merger. The execution, delivery and performance by Company of the Spinoff Documents, the Juniko Stock Purchase Agreement, this Agreement and each of the Company Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of the Company under applicable law.

          (b)  No Consents.  No consent, approval, order or authorization of, or
               -----------
registration, declaration or filing with, any Governmental Entity is necessary or required to be made or obtained by Company to enable Company to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement and each of the Company Ancillary Agreements, or to consummate the Merger, except for: (i) filing of the Certificate of Merger with the Delaware Secretary of State as required under Delaware Law to effect the Merger and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country.

          (c)  Enforceability.  This Agreement is, and each of the Company
               --------------
Ancillary Agreements when executed by the Company will be, a valid and binding obligation of Company enforceable against Company in accordance with its respective terms, subject to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

     2.4  Capitalization of Company.
          -------------------------

          (a)  Outstanding Stock and Options.  (i) The authorized capital stock
               -----------------------------
of Company consists entirely of 150,000,000 shares of Common Stock, par value $0.001 per share, of which a total of 100,000,000 shares are issued and outstanding as of the Agreement Date. The numbers of issued and outstanding shares of Company Common Stock held by each of the Company Stockholders are set forth in Exhibit A. Except as expressly set forth in Exhibit A, there are, as of the Agreement Date, and will be, as of the Effective Time, no shares of Company Common Stock issued or outstanding. Company holds no treasury shares. As of the Agreement Date, the Company had reserved an aggregate of 20,000,000 shares of Company Common Stock for issuance under the Company Stock Option Plan. There are 11,949,192 Company Options outstanding as of the Agreement Date. Prior to the Effective Time, Company shall have authorized and offered to employees of Company who execute Company Option Waivers (as such term is defined in Section 4.12), the grant of additional Company Options to purchase not less than 3,154,000 shares of Company Common Stock, in the aggregate. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.4(a) of the Company Letter, all Company Options have been offered, issued, sold, granted and delivered by Company in compliance with (i) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws and, to the Knowledge of Company, other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in the applicable option agreements. Part 2.4(a) of the Company Letter lists for each person who holds Company Options as of the Agreement Date, the name of the holder of such option, the Company Stock Option Plan under which it was granted, the exercise price of such option, the number of shares as to which such option had vested at the Agreement Date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement (including the Merger and the Spinoff Transaction, or any termination of employment of an optionee for any reason following the Merger), and indicates the extent of acceleration, if any. The terms of the Company Options permit the assumption of the Company Options as provided in this Agreement without the consent or approval of the holders of the Company Options, the Company Stockholders or otherwise and the consummation of the Merger will not cause any acceleration of the exercise schedule or vesting provisions of the Company Options.

     As of the Closing Date, there will have been no change in the authorized or outstanding capital stock of Company as represented in the foregoing sentences of this Section 2.4(a) All issued and outstanding shares of Company's Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been offered, issued, sold, granted and delivered by Company in compliance with (i) all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws and, to the Knowledge of Company, other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable agreements or instruments.
For the purposes of this Agreement "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

     (b)  No Warrants or Rights.  Except as set forth in Part 2.4(b) of the
          ---------------------
Company Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity securities, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Company owns free and clear of all Encumbrances, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 2.4(b) of the Company Letter, and except for Company Options issued under the Company Stock Option Plan, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its Subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its Subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call right, commitment or agreement.

     (c)  No Voting Arrangements or Registration Rights.  Except as
          ---------------------------------------------
contemplated by this Agreement, and, except as set forth in Part 2.4(c) of the Company Letter, there are no voting agreements, voting trusts, proxies, preemptive rights, rights of first refusal, rights of first offer, antitakeover plan, or other agreements, understandings or restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Company's outstanding stock or other securities or any equity securities, partnership interests or similar ownership interest of any Subsidiary or to the conversion of any shares of Company's capital stock or any equity securities, partnership interests or similar ownership interest of any Subsidiary in the Merger pursuant to any agreement or obligation to which Company or any of its Subsidiaries is a party or, to Company's Knowledge, pursuant to any other agreement or obligation. Company is not under any obligation to register under the 1933 Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued. Company Stockholders will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Spinoff Transaction or the Merger.

     2.5   No Conflict.  Except as set forth in Part 2.5 of the Company Letter,
           -----------
the execution and delivery of this Agreement or any of the Company Ancillary Agreements by Company, and the consummation of the Merger or any of the other transactions contemplated hereby or thereby (including the Spinoff Transaction and the Juniko Sale) will not, conflict with, or (with or without notice or lapse of time, or both) result in a termination, default, breach, impairment or violation of: (i) any provision of the Certificate of Incorporation or Bylaws or other charter documents of Company or any of its Subsidiaries as currently in effect; (ii) any law, rule, regulation, judgment, writ, decree, order or statute applicable to Company or any of its Subsidiaries or any Company Asset other than approval of this Agreement and the Merger and the Spinoff Transaction by Company Stockholders or those requirements set forth in Section 2.3(b); (iii) any note, bond, mortgage, indenture, lease, license, permit, franchise or other instrument to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any material Company Assets are bound or affected; or
(iv) other than with respect to Company IP Rights Agreements and Company IP Assets (which are addressed in Section 2.14(b)) any other agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding or commitment (whether verbal or in writing) to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any Company Assets are bound or affected, except in the case of each of clauses (ii) through (iv), those which, individually or in the aggregate, would not be material to the business or operations of the Company Business. Except for Company Options, the acceleration of which is set forth in Part 2.4 of the Company Letter, Company's entering into this Agreement and the consummation of the Merger will not, and the Spinoff Transaction and the Juniko Sale will not, give rise to, or trigger the application of, any rights of any third party that would come into effect upon the effectiveness of the Merger.

     2.6  Sufficiency.  The Company validly possesses all assets, properties,
          -----------
rights, contracts and Intellectual Property that are necessary or required for the conduct of the Company Business as conducted on and as of the Agreement Date and as of the Closing Date, including the operation of each of the Company Websites (other than aspects of the operation of the Company Websites which are in standard industry practice operated by third parties), without (i) the need to purchase, license or acquire any other asset or property, other than in the ordinary course of its business consistent with past practice; (ii) to Company's Knowledge, violating any rights of any third party; or (iii) to Company's Knowledge, infringing, misappropriating or misusing any software or Third Party IP Rights. Excite@Home acknowledges that the operation of the Company Websites after the Closing Date may require additional Intellectual Property.

     2.7  Litigation.  There is no action, claim, suit, arbitration, mediation,
          ----------
proceeding, claim or investigation pending against Company or any of its Subsidiaries (or against any officer, director, employee or agent of Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with Company or such Subsidiary) or affecting the Company Business before any court, administrative agency or arbitrator, and to Company's Knowledge, no such action, suit, proceeding, arbitration, mediation, claim or investigation has been threatened. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against Company or any of its Subsidiaries. Except as set forth in Part 2.7 of the Company Letter, to Company's Knowledge, there is no basis for any person, firm, corporation or other entity to assert a claim against Company or any of its Subsidiaries based upon: (i) Company's entering into this Agreement or any Company Ancillary Agreement or consummating the Spinoff Transaction or the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; (ii) a claim of ownership to options, warrants or other rights, commitments or agreements of any character to acquire ownership of, any shares of the capital stock of Company or any rights as a Company stockholder, including any option, warrant or preemptive rights or rights to notice or to vote, other than for the normal rights of the Company Stockholders with respect to the Company Common Stock. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company or any of its Subsidiaries the legal right of Company or any of its Subsidiaries to design, offer or sell any of its products or services in connection with the Company Business in the present manner or style thereof. To the Company's Knowledge, as of the Agreement Date, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Company or any of its Subsidiaries to seek indemnification from Company or any of its Subsidiaries.

     2.8  Taxes.
          -----

          (a) Effective as of November 1, 1982, the predecessor of the Company made a valid election under Section 1362 of the Code to be an S corporation within the meaning of Sections 1361 and 1362 of the Code effective for all taxable periods beginning on or subsequent to October 31, 1982. Part 2.8 of the Company Letter sets forth each state and locality where the Company has made a valid election under the applicable law of such jurisdiction to be an S corporation effective for all taxable periods beginning on or subsequent to the date of such election, and the date of such election. Company and the Company Stockholders have not taken any action inconsistent with the requirements of Company's S corporation status, nor have Company or any of the Company Stockholders failed to take any action required in order to maintain Company's S Corporation status, and Company's S corporation election has not been terminated (whether inadvertently or otherwise) since each such effective date and is currently valid and in effect in each such jurisdiction in which an election was made.

          (b) Taking account of extensions, Company has timely filed all federal, state, local and foreign tax returns required to be filed by it, and has timely paid, or has accrued or established an adequate reserve, for all taxes required to be paid by it. As of the Balance Sheet Date the Company has no liability for taxes in excess of the accruals or reserves reflected on the Balance Sheet. As of the Effective Time the Company will have no liability for taxes in excess of the accruals or reserves reflected on the balance sheet for the Company immediately prior to the Effective Time (the "Closing Balance Sheet"). All accruals or reserves for taxes on the Closing Balance Sheet will be established in the ordinary course of business and will be consistent with the Company's prior practices. Company is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against Company, any of its Subsidiaries, or any of the officers, employees or agents of Company or any of its Subsidiaries in their capacity as such. Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding Company or any of its Subsidiaries or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of Company or any of its Subsidiaries is under audit by the Internal Revenue Service or any state or local taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable tax authority conducting such audit and all taxes and any penalties or interest determined by such audit to be due from Company or any of its Subsidiaries have been paid in full to the applicable taxing authorities. No tax liens (other than liens for taxes not yet due and payable) are currently in effect against any assets of Company or any of its Subsidiaries. There is not in effect any waiver by Company of any statute of limitations with respect to any taxes; and Company has not consented to extend to a date later than the date hereof the period in which any tax may be assessed or collected by any taxing authority. Company is not a "personal holding company" within the meaning of the Code. Company has not filed any election under Section 341(f) of the Code. Section 1374 of the Code will not apply to any gain realized by Company as a result of the Merger. Company and its Subsidiaries have each withheld with respect to each of its employees and independent contractors all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law.

     2.9  Company Financial Statements.  Company has delivered to Excite@Home
          ----------------------------
as a schedule to Part 2.9 of the Company Letter, the corporate predecessor of Company's audited consolidated balance sheets as of December 31, 1996, 1997 and 1998 and the corporate predecessor of Company's audited consolidated statements of income, statements of cash flows and statements of changes in stockholders' equity for the years ended December 31, 1996, 1997 and 1998 and the corporate predecessor of Company's unaudited consolidated balance sheet as of July 31, 1999 and the corporate predecessor of Company's unaudited consolidated statements of income for the seven month period ended July 31, 1999 (all such financial statements of the corporate predecessor of Company and any notes thereto are hereinafter collectively referred to as the "Company Financial Statements"). The Company Financial Statements (a) are derived from and in accordance with the books and records of the corporate predecessor of Company and its Subsidiaries, (b) fairly present the financial condition of the corporate predecessor of Company at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods except for any absence of notes thereto. Except as set forth in Part 2.9 of the Company Letter, Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the corporate predecessor of Company's audited balance sheet as of December 31, 1998 included in the Company Financial Statements (the "Balance Sheet"), and (ii) those that may have been incurred after December 31, 1998 (the "Balance Sheet Date") in the ordinary course of business of Company or of the corporate predecessor of Company, consistent with its past practices, and that are not material in amount, either individually or collectively, and (iii) those that are not required to be set forth in the Balance Sheet under GAAP. All reserves established by the corporate predecessor of Company that are set forth in or reflected in the Balance Sheet are established in accordance with GAAP. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by such Statement No. 5.

     2.10  Assets Other than Intellectual Property.  (a)  Company owns, or has
           ---------------------------------------
the valid right or lease to use and possess all Company Non-IP Assets.

          (b) Part 2.10 of the Company Letter lists all real and personal property leases to which Company is a party as of the Agreement Date or to which Company or any of its Subsidiaries is a party as of the Closing Date, and each amendment thereto that is in effect as of such date. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that could give rise to a material claim against Company or any of its Subsidiaries. After giving effect to the Spinoff Transaction, Company will not own any fee interests in real property. Company has good and marketable title to all of their respective owned properties (including those shown on or acquired subsequent to the Balance Sheet Date), free and clear of all Encumbrances (other than liens for current taxes that are not yet due and payable). All machinery, vehicles, equipment and other tangible personal property owned or leased by Company and used in the Company Business are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Company or any of its Subsidiaries described in the first sentence of this section is a party are fully effective and afford Company or its Subsidiary, as applicable, peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease.

     2.11   Absence of Certain Changes.  Except as set forth in Part 2.11 of
            --------------------------
the Company Letter, since the Balance Sheet Date, there has not been with respect to Company any:

          (a)  Material Adverse Change with respect to the Company Business;

          (b) amendment or change in the Certificate of Incorporation or Bylaws of Company;

          (c) incurrence, creation or assumption by Company or any of its Subsidiaries of (i) any material Encumbrance on any of the Company Assets; or
(ii) any obligation, liability or indebtedness for borrowed money;

          (d) except for the grant of the Company Options under the Company Stock Option Plan, each of which is set forth in Part 2.4(a) of the Company Letter, grant or issuance of any options, warrants or other rights to acquire from Company or any of its Subsidiaries, directly or indirectly any debt or equity securities of Company or any of its Subsidiaries, or any offer, issuance or sale by Company of any debt or equity securities of Company or any of its Subsidiaries;

          (e) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company's capital stock, or any acceleration or release of any right to repurchase shares of Company's capital stock upon the stockholder's termination of employment or services with Company or any Subsidiary or pursuant to any right of first refusal and the Spinoff Transaction shall not result in any such acceleration or release of any vesting condition or any right to repurchase Company Common Stock;

          (f) except for the Spinoff Transaction and the Juniko Sale, purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the assets, properties or goodwill related to the Company Business other than a license of any product or products of Company or any of its Subsidiaries made in the ordinary course of business;

          (g) damage, destruction or loss of any property or asset used in the Company Business, individually or in the aggregate, with a book or fair market value in excess of $50,000, whether or not covered by insurance;

          (h) except for the Spinoff Transaction and the Juniko Sale, declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company or any of its Subsidiaries, any split, combination or recapitalization of the capital stock of Company or any of its Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any capital stock of Company or any of its Subsidiaries or any change in any rights, preferences, privileges or restrictions of any outstanding security of Company or any of its Subsidiaries except for distributions made in the ordinary course of the Company's business;

          (i) except for the grant of Company Options under the Company Stock Option Plan, each of which is set forth in Part 2.4(a) of the Company Letter, change or increase in the compensation payable or to become payable to any of the officers, directors, or employees of Company or any of its Subsidiaries, or any bonus or pension, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of Company's business;

          (j) change with respect to the management, supervisory or other key personnel of Company;

          (k) obligation or liability incurred by Company or any of its Subsidiaries to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of Company's business;

          (l) loan, payment, advance or capital contribution to, or any investment in, any officer, director or stockholder of Company or any firm or business enterprise in which any such person had a direct or indirect interest at the time of such loan, advance, capital contribution or investment;

          (m) amendment of, relinquishment, termination or non-renewal by Company of any contract, lease, transaction, commitment or other right or obligation related to or in connection with the Company Business other than in the ordinary course of its business or any written or oral indication or assertion by the other party thereto of any problems with Company's (or any of its subsidiaries') services or performance under such contract, lease, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such contract, lease, transaction, commitment or other right or obligation;

          (n) transaction, contract or agreement related to or in connection with the Company Business to which the Company or any of its Subsidiaries is a party that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of Company or any of its Subsidiaries (i) involving in excess of $50,000, or (ii) that was not entered into in the ordinary course of Company's business;

          (o) any license, transfer or grant to a third party of a right under any Company IP Asset (as defined in Section 2.14 below); or

          (p) notes or other obligations payable to the Company for past or future issuances of Company Options.

     2.12  Contracts and Commitments/Licenses and Permits.   Part 2.12 to the
           ----------------------------------------------
Company Letter sets forth a list of each of the following (i) written or oral contracts, agreements, commitments or other instruments related to or in connection with the Company Business to which Company is a party or to which Company or any Company Asset is bound and (ii) licenses and permits held by Company (as well as a separate list, indexed according to the same categories set forth below, of all such written or oral contracts, agreements, commitments and instruments related to or in connection with Juniko's business or to which Juniko is a party or to which Juniko or any assets of Juniko are bound, and licenses and permits held by Juniko):

          (a) any written or material oral website hosting, website linking, content or data sharing, data feed, information exchange, advertising, fee sharing, lead or customer referral, commerce, co-branding, framing, service, order or transaction processing or similar agreement related to or in connection with the Company Business relating to any aspect or element of any of the Company Websites or any other website;

          (b) any material distributor, OEM (Original Equipment Manufacturer), VAR (Value Added Reseller), sales representative or similar agreement related to or in connection with the Company Business under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of Company or any of its Subsidiaries;

          (c) any continuing contract related to or in connection with the Company Business for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from Company or any of its Subsidiaries in an amount in excess of $50,000 per annum which is not terminable on 90 or fewer days' notice without cost or other liability to Company;

          (d) any material contract or commitment related to or in connection with the Company Business in which Company or any of its Subsidiaries has granted or received most favored customer pricing provisions or exclusive marketing or on-line distribution rights relating to any product or service, group of products or services, market or geographic territory;

          (e) any written or material oral contract related to or in connection with the Company Business providing for the development of any software, content (including textual content and visual, aural or graphics content), technology or intellectual property for (or for the benefit or use of) Company and/or any of its Subsidiaries, or providing for the purchase or license of any software (other than Commercial IP), content (including textual content and visual, aural or graphics content), technology or intellectual property to (or for the benefit or use of) Company and/or any of its Subsidiaries, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by Company to be used or incorporated) (i) in connection with any aspect or element of any of the Company Websites; or (ii) in any product or service currently sold, licensed, provided, leased, distributed or marketed by Company or any of its subsidiaries (other than Commercial IP);

          (f) any joint venture or partnership contract or agreement or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party;

          (g) any contract or commitment for or relating to the employment of any officer, employee or consultant of Company or any of its Subsidiaries not allocated solely to SPS pursuant to the Employee Agreement or any other type of contract or understanding with any officer, employee or consultant of Company or any of its Subsidiaries not allocated solely to SPS pursuant to the Employee Agreement that is not terminable on less than 30 days notice by Company or the applicable Company Subsidiary without cost or other liability;

          (h) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

          (i) any lease or other agreement under which Company or any of its Subsidiaries is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $50,000 per annum;

          (j) any agreement or arrangement related to or in connection with the Company Business for the sale, licensing or leasing of any assets, properties, products, services or rights requiring annual payments in excess of $50,000;

          (k) any written or material oral Company IP Rights Agreement (as defined in Section 2.14);

          (l) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Company or any of its Subsidiaries or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

          (m) consulting or similar agreement related to or in connection with the Company Business under which Company or any of its Subsidiaries provides any advice or services to a third party for an annual compensation to Company of $50,000 per year or more;

          (n)  any contract with or commitment to any labor union;

          (o) any contract or arrangement related to or in connection with the Company Business under which Company or any of its Subsidiaries has made any commitment to a third party to develop any new technology, to deliver any software currently under development or to enhance or customize any software;

          (p) any other agreement, contract, commitment or instrument not specified above which is material to the Company Business;

          (q) any Related Party Agreement (as defined in Section 2.16) related to or in connection with the Company Business; and

          (r) any Governmental Permit (as defined in Section 2.15(d) related to or in connection with the Company Business).

          A true and complete copy of each agreement or document required by subsections (a) through (q) of this Section to be listed on Part 2.12 to the Company Letter (such agreements and documents being hereinafter collectively referred to as the "Company Material Agreements") and a copy of each Governmental Permit required by subsection (r) of this Section to be listed on
Part 2.12 to the Company Letter has been delivered to Excite@Home's counsel, Fenwick & West LLP.

     2.13  No Default; No Restrictions.  Neither Company nor any of its
           ---------------------------
Subsidiaries is in breach or default under any Company Material Agreement, which breaches or defaults, individually or in the aggregate, would be materially adverse to the Company Business. Neither Company nor any of its Subsidiaries has any liability for renegotiations of government contracts or subcontracts, if any. Neither Company nor any of its Subsidiaries is a party to, and no asset or property of Company or any of its Subsidiaries is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) Company or any of its Subsidiaries from freely engaging in any Company Business now conducted by any of them or from competing anywhere in the world (including any contracts, covenants or agreements restricting the geographic area in which Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that Company or any of its Subsidiaries may address in operating their respective businesses, but excluding any agreement providing for the use by Company of Intellectual Property where such agreement might be considered to impose a restriction by virtue of the Company's right to use the specific Intellectual Property not being unlimited), or includes any grants by Company of exclusive licenses or exclusive rights with respect to a Company Website. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (a) result in a violation or breach by Company or any of its Subsidiaries, or to Company's Knowledge, any other party thereto, of any of the provisions of any Company Material Agreement, (b) give any third party (i) the right to declare a default or exercise any remedy under any Company Material Agreement, (ii) the right to a rebate, chargeback, penalty or change in delivery schedule under any Company Material Agreement, (iii) the right to accelerate the maturity or performance of any obligation of Company or any of its subsidiaries under any Company Material Agreement, or (iv) the right to cancel, terminate or modify any Company Material Agreement, except in each case for such violations, breaches, declarations of default, exercises of remedies, and rights to rebates, chargebacks, penalties, changes, acceleration, cancellation, termination or modification that, individually or in the aggregate, would not be material to the Company Business. Neither Company nor any Subsidiary has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Agreement which, individually or in the aggregate, could reasonably be expected to be materially adverse to the Company Business.

     2.14  Intellectual Property.
           ---------------------

          (a)  (i)    Subject to the terms and conditions of the agreements set
forth in Part 2.14(a)(i) of the Company Letter, Company owns, or has a valid right or license to use, possess, license, copy, modify, make derivative works of, sell, distribute, market, advertise and/or dispose of, all Company IP Assets, other than trademarks and service marks, that are used in the Company Business as presently conducted, and no Intellectual Property other than Company IP Assets is reasonably anticipated to be needed for projects presently planned to be implemented in the near future.

               (ii) Company owns, or has a valid right or license to use, possess, license, copy, sell, distribute, market, advertise and/or dispose of all trademarks and service marks set forth in Part 2.14(a)(ii) of the Company Letter for current uses in connection with the Company Business, and, except for any trademarks or service marks which have become generic other than as a result of actions or failures to act on the part of Company or its Subsidiaries, all of such trademarks and service marks are valid and enforceable.

               (iii) To Company's knowledge as set forth in Part 2.14(a)(iii) of the Company Letter, Company owns, or has a valid right to use, possess, license, copy, sell, distribute, market, advertise and/or dispose of the trademark and service mark "Blue Mountain" for use in connection with electronic greeting cards in the United States, and, except if such trademark and service mark has become generic other than as a result of actions or failures to act on the part of Company or its Subsidiaries, such trademark and service mark is valid and enforceable.

          (b) Except as set forth in Part 2.14(b) of the Company Letter, the execution, delivery and performance of this Agreement, the Agreement of Merger, the Certificate of Merger, and the consummation of the Merger and the other transactions contemplated hereby and/or by Company Ancillary Agreements will not, and the Spinoff Transaction will not: (i) constitute a material breach of or default under any instruments, contracts, licenses or other agreements governing any Company IP Asset to which Company or any of its Subsidiaries is a party (collectively, the "Company IP Rights Agreements"), (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Asset, or (iii) impair the right of Company or the Surviving Corporation to use, possess, license, copy, modify, make derivative works of, sell, distribute, market, advertise and/or dispose of any Company IP Asset or portion thereof, in each case, which breach, default, forfeiture, termination or impairment, individually or in the aggregate, is materially adverse to the Company Business.

          (c) To Company's Knowledge, except as set forth on Part 2.14(c) of the Company Letter, there are no and will be no royalties, honoraria, fees or other payments (other than salaries payable to employees and amounts payable to independent contractors not contingent on or related to use of their work product) pursuant to agreements in effect as of the Effective Time payable by Company or any of its Subsidiaries to any third person by reason of the ownership, use, possession, license, copying, modifying, making derivative works of, sale, marketing, advertising and/or disposition of any Company IP Assets by Company or any of its Subsidiaries before or after the Closing Date.

          (d) Except as set forth in Part 2.14(d) of the Company Letter, neither the manufacture, modification, copying, disposition, marketing, license, sale, furnishing or intended use of any product or service (including any service offered to users of any of the Company Websites) currently licensed, utilized, sold, provided or furnished by Company or any of its Subsidiaries or currently under development by Company or any of its Subsidiaries in connection with or related to the Company Business: (i) violates any license or agreement between Company and any third party, except for such violations which would not, individually or in the aggregate, be material to the Company Business; or (ii) to Company's Knowledge, infringes or misappropriates any Intellectual Property Right of any other party. There is no pending, and to the Knowledge of Company, there is no threatened, claim, demand, or litigation contesting the validity, ownership or right of Company or any of its Subsidiaries to use, possess, license, copy, modify, make derivative works of, sell, distribute, market, advertise, and/or dispose of any Company IP Asset nor, to Company's Knowledge, is there any basis for any such claim or demand, nor has Company received any notice asserting that any Company IP Asset or the proposed use, possession, license, copying, modifying, making derivative works of, sale, marketing, advertising and/or disposition thereof conflicts or will conflict with the rights of any other party, nor, to Company's Knowledge, is there any basis for any such assertion.

          (e) Except as set forth in Part 2.14(e) of the Company Letter, to Company's Knowledge, no officer, director, employee, consultant or independent contractor of Company or any Subsidiary of Company: (i) is in material violation of any material term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such officer's, director's, employee's, consultant's, or independent contractor's being employed by, or performing services for, Company or such Subsidiary or using trade secrets or proprietary information of others; or (ii) has developed for Company or any of its Subsidiaries any technology, software or other copyrightable, patentable, or otherwise proprietary work for Company or any of its Subsidiaries that is subject to any agreement under which such officer, director, employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or any Intellectual Property Right related thereto that is material, individually or in the aggregate, to the Company Business. To Company's Knowledge, the employment of any employee of Company or any Subsidiary of Company or the use by Company or any Subsidiary of Company of the services of any consultant or independent contractor or any failure to employ or retain the services of any employee, consultant or independent contractor, in each case in connection with or related to the Company Business, does not subject Company or any such Subsidiary to any liability to any third party.

          (f) Except as set forth in Part 2.14(f) of the Company Letter, to the Company's Knowledge, no current or former officer, director, consultant, contractor or employee of Company or of any Subsidiary of Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Assets.

          (g)  Part 2.14(g) of the Company Letter contains a complete list of
(i) all worldwide registrations of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority owned by Company; (ii) all applications for registration made or taken pursuant to federal, state and foreign laws by Company to secure, perfect or protect its interest in Company IP Assets, including but not limited to all patent applications, copyright applications, and applications for registration of trademarks and service marks, and (iii) to the Company's Knowledge, all unregistered trademarks and service marks which are currently used in connection with the Company Business. All patents, and all registered Internet domain names, Internet or World Wide Web URLs or addresses and copyrights held by Company or its Subsidiaries are valid and enforceable. To Company's Knowledge, there is no basis for any of the registrations set forth in clause (i) of this Section 2.14(g) not to issue or any of the applications set forth in clause (ii) of this Section 2.14(g) to be rejected. For purposes of the definition of the word Knowledge as applied to its use in the preceding sentence only, reasonable inquiry means consultation with Company's legal counsel engaged by Company with respect to such registrations and applications. Company has engaged legal counsel with respect to each such registration and application.

          (h)  Part 2.14(h) to the Company Letter contains a complete list of
(i) all licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which any person or entity is authorized to use any Company IP Assets, which individually or in the aggregate are material to the Company, other than any end user license agreements with users of the Company Websites, and (ii) all material licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any third party Intellectual Property, including but not limited to software ("Third Party IP Rights") which would be infringed by, or are incorporated in, or form a part of, any product or service sold, licensed, distributed, provided or marketed in connection with the Company Business by Company or any of its Subsidiaries.

          (i) Except as set forth in Part 2.14(i) of the Company Letter, neither Company nor any of its Subsidiaries, nor any other party acting on behalf of the Company or its Subsidiaries, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any Company Source Code. To Company's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any Company Source Code. Part 2.14(i) of the Company Letter identifies each contract, agreement and instrument (whether written or oral) pursuant to which Company has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Company Source Code, and further describes whether the execution of this Agreement or the consummation of the Spinoff Transaction or the Merger or any of the other transactions contemplated hereby would reasonably be expected to result in the release from, or a claim for release from, escrow of any Company Source Code.

          (j) Except as set forth in Part 2.14(j) of the Company Letter, to Company's Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Assets or any of its Subsidiaries by any third party, including any employee or former employee of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has agreed to indemnify any person for any infringement of any Intellectual Property Right of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by Company in connection with the Company Business.

          (k) All software developed by Company and licensed by Company or any of its Subsidiaries to customers and all other products manufactured, sold, licensed, leased or delivered by Company or any of its Subsidiaries to customers and all services provided by Company or any of its Subsidiaries to customers on or prior to the Closing Date in connection with the Company Business conform to applicable contractual commitments and any express warranties, and neither Company nor any of its Subsidiaries has any liability (and, to Company's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company or any of its Subsidiaries) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet.

          (l) All of the software developed, owned, licensed and/or marketed or distributed by or for Company or any of its Subsidiaries, or utilized by Company in connection with any of the Company Websites, other than any software which is no longer in use or distribution, is Year 2000 Compliant. "Year 2000 Compliant" means, as applied to software, that (i) such software will operate and correctly store, represent and process (including sort) all dates (including single and multi-century formulas and leap year calculations), such that errors will not occur when the date being used is in the Year 2000, or in all years preceding or the two years following the Year 2000; and (ii) such software will function without error or interruption related to any date information, specifically including errors or interruptions from functions which may involve date information from more than one century.

          (m) Part 2.14(m) of the Company Letter contains a list of all works of poetry, text, drawings, artwork, graphics, music, photographs, audiovisual material, animation, and characters, together with a description of such work and identification of its author, owner and/or licensor that at any time on or before the Agreement Date have been located at or available through any Company Website or offered, marketed or sold, whether or not for consideration, by Company or any of its Subsidiaries or employees or representatives through any Company Website, and such list is accurate and complete in all material respects.

          (n) Company has secured written assignments from Continental Publications, SPS and Juniko, and from each of their respective officers, directors, consultants, contractors and employees, and from each of the Company's Stockholders and Named Persons of any trademarks, service marks, trade names, product names, service names and any other names, marks, logos, devices or designations, including domain names, URL addresses and the like, used, owned or registered by any of them, incorporating any trademarks, service marks, trade names, product names, service names or any other names, marks, logos, devices or designations, or portion thereof, including domain names, URL addresses and the like, used in the Company Business.

          (o) Except as set forth in Part 2.14(o) of the Company Letter, as of the Closing Date, Company will have fully paid all royalties, honoraria, fees or other payments (including salaries payable to employees and amounts payable to independent contractors not contingent on use of their work product) which have accrued or are otherwise payable by Company or any of its Subsidiaries to any third person by reason of the ownership, use, possession, license, copying, modifying, making derivative works of, sale, marketing, advertising and/or disposition of any Company IP Assets by Company or any of its Subsidiaries on or before the Closing Date.

          (p) Part 2.14(p) of the Company Letter lists the names of each person who worked on the development and/or authoring of any software created for use in the operation of, or development of works for, any of the Company Websites, where the work on such software was performed by such person other than as a full time, regular employee of the Company acting in the scope of such person's employment.

     2.15  Compliance with Laws.
           --------------------

          (a) Company and each of its Subsidiaries has complied, and is now and at the Closing Date will be in compliance with, all applicable federal, state or local laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, and to Company's Knowledge, all foreign laws, ordinances, regulations and rules applicable to it or to its assets, properties, and business (and any regulations promulgated thereunder) (collectively, "Applicable Law") except for such noncompliance which, individually or in the aggregate, would not be material to the Company Business. For purposes of the definition of the word Knowledge as applied to its use in the preceding sentence only, reasonable inquiry means consultation with Company's legal counsel engaged by Company from time to time in any applicable jurisdiction.

          (b) Each of the Company Websites and all materials distributed or marketed by Company have at all times made all disclosures to users or customers required by Applicable Law and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive, except where the failure to make such disclosure or where such inaccurate, misleading or deceptive disclosures, individually or in the aggregate, would not be materially adverse to the Company Business.

          (c) Company and each of its Subsidiaries has at all times been in compliance with Applicable Laws relating to the privacy of users of each of the Company Websites, except for such noncompliance which, individually or in the aggregate, would not be materially adverse to the Company Business.

          (d) Except as set forth in Part 2.15(d) of the Company Letter, Company and each of its Subsidiaries holds all permits, licenses and approvals from, and has made all filings with, government (and quasi-governmental) agencies and authorities, that are necessary for Company to continue to conduct the Company Business as presently conducted without any violation of Applicable Law ("Governmental Permits") and all such Governmental Permits are in full force and effect. Neither Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Entity (or quasi-governmental authority) regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. Neither Company nor any of its Subsidiaries is subject to any reporting or filing requirement with or to any Governmental Entity, or under Applicable Law, or pursuant to any Governmental Permit other than such requirements which are applicable to companies similarly situated to Company or such Subsidiary.

          (e) Neither Company nor any of its Subsidiaries, nor any director, officer, agent or employee of Company and/or any of its Subsidiaries, has, for or on behalf of Company or any of its Subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or

(iii) made any other payment in violation of Applicable Law, which violation for the purposes of clause (iii) only, is not materially adverse to the Company Business.

     2.16  Related Party Transactions and Agreements.  Except as set forth in
           -----------------------------------------
Part 2.16 of the Company Letter, none of the officers, directors, Named Persons or stockholders of Company, nor any member of their immediate families, siblings or siblings-in-law, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, Company or any of its Subsidiaries related to or in connection with the Company Business (except with respect to any interest in less than two percent of the stock of any corporation whose stock is Publicly Traded). Except as disclosed on Part
2.16 of the Company Letter, none of said officers, directors, Named Persons or stockholders or any member of their immediate families, siblings, siblings-in-law, uncles, aunts or first cousins is a party to, or otherwise directly or indirectly interested in, any contract, agreement or formal or informal arrangement or understanding with Company related to or in connection with the Company Business, except for normal compensation for services as an officer, director or employee thereof that have been disclosed in writing to Excite@Home. Except as disclosed on Part 2.16 of the Company Letter, none of said officers, directors, Named Persons, stockholders or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any Company IP Rights or any other Intellectual Property) that is used in, or that relates to, the Company Business, except for the rights of stockholders under Applicable Law. All such transactions, agreements, arrangements, understandings, and ownership interests described in this Section are referred to herein as "Related Party Agreements."

     2.17  Employees, ERISA and Other Compliance
           -------------------------------------

          (a) Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants employed or engaged by Company or its Subsidiaries in the Company Business and their current title and/or job description and compensation is set forth on Part 2.17(a) to the Company Letter. Except as set forth in Part 2.17(a) of the Company Letter, neither Company nor its Subsidiaries has any employment or consulting agreements with any employee or consultant employed or engaged by the Company in the Company Business currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

          (b) Except as set forth in Part 2.17(b) of the Company Letter, neither Company nor any of its Subsidiaries (i) now is, nor has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization or (iv) has any current labor disputes. Company and its Subsidiaries have good labor relations, and have no Knowledge of any facts indicating that the consummation of the Spinoff Transaction or the Merger or any of the other transactions contemplated hereby will have an adverse effect on such labor relations, and have no Knowledge that any of the Named Persons who are employees of Company intends to leave their employ. All of the employees of Company and its Subsidiaries are legally permitted to be employed by Company or its Subsidiaries in the United States of America in their current job capacities.

          (c) Neither Company nor any of its Subsidiaries has any pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of Company or any of its Subsidiaries is subject to Title IV of ERISA.

          (d)(i) Part 2.17(d) of the Company Letter lists each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Company or any of its Subsidiaries and covers any employee or former employee of Company or any of its Subsidiaries. Such contracts, plans and arrangements as are described in this Section 2.17(d) are hereinafter collectively referred to as "Company Benefit Arrangements."

          (ii) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with all Legal Requirements applicable to such Company Benefit Arrangement, and each such Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 (a copy of which letter(s) have been delivered to Excite@Home and its counsel) or have remaining a period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any necessary amendments to such Company Benefit Arrangements.

          (iii) Company has delivered to Excite@Home or its counsel a complete and correct copy and description of each Company Benefit Arrangement.

          (iv) Company (and/or its Subsidiary, if applicable) has timely filed and delivered to Excite@Home and its counsel the most recent annual report (Form
5500) for each Company Benefit Arrangement that is an "employee benefit plan" as defined under ERISA.

          (v) Neither Company nor any of its Subsidiaries has ever been a participant in any "prohibited transaction", within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which Company or any of its Subsidiaries sponsors as employer or in which Company or any of its Subsidiaries participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in a material excise tax under the Code.

          (vi) All contributions due from Company or any of its Subsidiaries with respect to any of Company Benefit Arrangements have been made or have been accrued on Company's financial statements (including the Company Financial Statements), and any further contributions will be contributed or accrued on the Company's Financial Statements as of the Closing Date.

          (e) Except as set forth on Part 2.17(e) of the Company Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof for Company's fiscal year ended December 31, 1998.

          (f) The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990 and the Family Medical and Leave Act of 1993 and the regulations thereunder, as such requirements affect Company, its Subsidiaries and their employees. To Company's Knowledge, no employee of Company has made invalid claims through such health plans that exceed $50,000 during the twelve-month period preceding the Closing Date.

          (g) No benefit payable or which may become payable by Company or any of its Subsidiaries pursuant to any Company Benefit Arrangement or as a result of, associated with or arising under this Agreement, the Merger or the Spinoff Transaction will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of
Section 280G of the Code. Except as set forth on Part 2.17(g) of the Company Letter, or with respect to any agreement the liability for which is solely allocable to SPS pursuant to the Employee Agreement, neither Company nor any Subsidiary of Company is a party to any: (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company or such Company Subsidiary in the nature of the Spinoff Transaction, the Merger or any of the other transactions contemplated by any Spinoff Document, this Agreement or any Company Ancillary Agreement, including the Spinoff Transaction, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Spinoff Transaction, the Merger or any event associated with the Merger, including any of the other transactions contemplated by this Agreement, any Spinoff Document or any Company Ancillary Agreement, including the Spinoff Transaction, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, any Spinoff Document or any Company Ancillary Agreement, including the Spinoff Transaction.

     2.18  Corporate Documents.  Company has made available to Excite@Home for
           -------------------
examination all documents and information listed in the Company Letter or in any schedule thereto or in any other exhibit or schedule called for by this Agreement including the following: (a) copies of Company's Certificate of Incorporation and Bylaws as currently in effect; (b) all records of all proceedings, consents, actions, and meetings of Company's stockholders, board of directors and any committees thereof; (c) all records of all proceedings, consents, actions and meetings of the predecessor of the Company's stockholders, board of directors and any committees thereof; (d) Company's stock ledger and journal reflecting all stock issuances and transfers; (e) all permits, orders, and consents issued by, and filings by Company with, any regulatory agency with respect to Company any securities of Company, and all applications for such permits, orders, and consents; (f) all Governmental Permits and (g) all the Company Material Agreements.

     2.19  No Brokers.  Except for the fees and expenses payable to Broadview
           ----------
International LLC pursuant to an engagement letter dated February 15, 1999, as reinstated August 18, 1999, a true copy of which has been provided to Excite@Home, none of Company, any of its Subsidiaries or any of their respective affiliates are obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Spinoff Transaction or the Merger or any other transaction contemplated by this Agreement, and Excite@Home will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of Company, any of its employees, officers, directors, stockholders, agents, subsidiaries or affiliates.

     2.20  Books and Records.
           -----------------

          (a) The books, records and accounts of Company and those of the predecessor of Company (i) are true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Company, and (iv) accurately and fairly reflect the basis for the Company Financial Statements.

          (b) Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of Company are recorded in accordance with GAAP.

     2.21  Insurance.  During the prior two years, with respect to the Company
           ---------
Business, Company and its Subsidiaries and the predecessor of the Company have maintained, and now maintain, policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar in type and size to those of Company and its Subsidiaries, including all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and Company and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies. All policies of insurance now held by Company or any of its Subsidiaries with respect to the Company Business, are set forth in Part 2.21 to the Company Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.

     2.22  Environmental Matters.  Company and its Subsidiaries are in
           ---------------------
compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for such noncompliance which would not, individually or in the aggregate, be material to the business and operations of the Company Business. Neither Company nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens groups, employee or otherwise, that alleges that Company or any of its Subsidiaries is not in compliance with any Environmental Law, and to Company's Knowledge there are no circumstances that may prevent or interfere with the compliance by Company or any of its Subsidiaries with any current Environmental Law in the future. To Company's Knowledge, no current or prior owner of any property leased or possessed by Company or any of its Subsidiaries has received any notice or other communication (in writing or otherwise), whether from a government body, citizens group, employee or otherwise, that alleges that such current or prior owner or Company or any of its Subsidiaries is not in compliance with any Environmental Law. All governmental authorizations currently held by Company or any of its Subsidiaries pursuant to any Environmental Law (if any) are identified in Part 2.22 of the Company Letter.

     2.23  Board Approval.  The Board of Directors of Company has unanimously
           --------------
(i) determined that the Spinoff Transaction, the Juniko Sale and the Merger are advisable and fair to, and in the best interests of, Company and its stockholders, (ii) approved the Spinoff Documents, the Juniko Stock Purchase Agreement, this Agreement, the Spinoff Transaction, the Merger and the other transactions contemplated by this Agreement, the Spinoff Documents and the Juniko Stock Purchase Agreement for all purposes under Delaware Law, and (iii) recommended that the stockholders of Company adopt and approve this Agreement and approve the Merger.

     2.24  Stockholder Approval.  The Company Stockholders have unanimously
           --------------------
voted or given written consent for approval and adoption of this Agreement and approval of the Merger and the other transactions and agreements contemplated by this Agreement and in favor of the adoption of the Company Stock Option Plan.

     2.25  No Existing Discussions. None of Company nor any of its directors,
           -----------------------
officers, stockholders, employees or agents are engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.

     2.26  Disclosure.  None of this Agreement, its exhibits and schedules and
           ----------
the Company Letter, or any of the certificates or documents to be delivered by Company to Excite@Home at Closing under this Agreement, taken together, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     2.27  Liabilities.  Company and its Subsidiaries have no Liabilities (as
           -----------
defined in the Distribution Agreement) other than the Retained Business Liabilities (as defined in the Distribution Agreement) set forth in Schedule 7 to the Distribution Agreement.

     2.28  Change in Control Payments.  Part 2.28 of the Company Letter sets
           --------------------------
forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of the Company as a result of or in connection with the Merger, the Juniko Sale or the Spinoff Transaction.

     2.29  Intercompany Obligations.  Except as contemplated by the Distribution
           ------------------------
Agreement and pursuant to the transactions contemplated by this Agreement, after consummation of the

Spinoff Transaction, there will not be any obligations, liabilities or debts payable to or from Company to or from any of (i) SPS, (ii) Juniko, (iii) Lucidity or (iv) any of the Named Persons.

     2.30  Juniko.  Juniko has 1,000 shares of common stock authorized, of
           ------
which 1,000 shares are, as of the Agreement Date, and will be, as of the Effective Time, issued and outstanding. All outstanding shares of Juniko common stock, as of the Agreement Date, are owned beneficially and of record by Company and no less than 15% of the outstanding shares of Juniko common stock, as of the Effective Time, will be owned beneficially and of record by Company. All outstanding shares of Juniko common stock have been duly and validly issued to the Seller in compliance with all applicable securities laws and are free and clear of all Encumbrances. Juniko has no other authorized or issued capital stock or other securities. Except as set forth in Part 2.30 of the Company Letter, and other than the Juniko Stock Purchase Agreement, there is no agreement, commitment, obligation or right to acquire or issue any securities (including any convertible, exchangeable or exercisable securities such as an option, warrant, etc.) of Juniko. All of the assets of Juniko are set forth in
Schedule 1 of the Juniko Stock Purchase Agreement. Other than the liabilities set forth in Schedule 1 of the Juniko Stock Purchase Agreement (which pursuant thereto are assigned solely to Juniko), the Company has no liabilities related to Juniko.


                                   Article 3

                 Representations and Warranties of Excite@Home

     Excite@Home hereby represents and warrants to Company that, each of the following representations, warranties and statements contained in this Article 3 are true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date.

     3.1  Organization and Good Standing.  Excite@Home is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

     3.2  Power, Authorization and Validity.
          ---------------------------------

          (a)  Power and Authority.  Excite@Home has all requisite corporate
               -------------------
power and authority to enter into, execute, deliver and perform its obligations under, this Agreement and each agreement which Excite@Home is to enter into as a party pursuant to this Agreement (such agreements and documents other than this Agreement, collectively, the "Excite@Home Ancillary Agreements"). The execution, delivery and performance of this Agreement and each of the Excite@Home Ancillary Agreements by Excite@Home have been duly and validly approved and authorized by Excite@Home's Board of Directors in compliance with applicable law (including the Delaware General Corporation Law) and Excite@Home's Certificate of Incorporation and Bylaws, each as amended.

          (b)  No Consents.  No consent, approval, order or authorization of, or
               -----------
registration, declaration or filing with, any court, administrative agency, commission or other Governmental Entity is necessary or required to be made or obtained by Excite@Home to enable Excite@Home to enter into, and to perform its obligations under, this Agreement or the Excite@Home Ancillary Agreements and for Excite@Home to consummate the Merger, except for: (i) the filing of the Certificate of Merger with the Delaware Secretary of State as required under the Delaware General Corporation Law to effect the Merger; (ii) the filing by Excite@Home with the SEC or any state securities law authorities of any notices or filings required in connection with the exemptions from the registration or qualification requirements of the 1933 Act and/or applicable state securities laws which Excite@Home may rely on in issuing shares of Excite@Home Preferred Stock and Excite@Home Common Stock pursuant to this Agreement; (iii) the filing by Excite@Home with the SEC of a Form 8-A registration statement under the 1934 Act and the rules and regulations promulgated by the SEC thereunder, to register the Excite@Home Preferred Stock;
(iv) the filing by Excite@Home of such reports and information with the SEC under the 1934 Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (v) the filing by Excite@Home with the SEC of the Form S-3 and Form S-8 registration statements to be filed by Excite@Home pursuant to this Agreement; (vi) such other filings as may be required by the Nasdaq Stock Market with respect to the Merger and the other transactions contemplated by this Agreement, and the issuance of the shares of Excite@Home Common Stock and the Excite@Home Options to be issued by Excite@Home in the Merger; and (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the antitrust laws of any foreign country.

     (c)  Enforceability.  This Agreement is, and each of the Excite@Home
          --------------
Ancillary Agreements when executed by Excite@Home will be, a valid and binding obligation of Excite@Home, enforceable against Excite@Home in accordance with its respective terms, subject to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

     (d)  No Stockholder Approval.  The due authorization by Excite@Home under
          -----------------------
Delaware Law and the rules and regulations of the NASDAQ Stock Market of this Agreement and the Merger will not require the approval of Excite@Home's stockholders.

     3.3  Excite@Home Capital Structure.
          -----------------------------

          (a) The authorized capital stock of Excite@Home consists of 719,719,414 shares of common stock, par value $0.01 per share, of which 683,700,000 shares have been designated Series A Common Stock (or Excite@Home Common Stock), 30,800,000 shares have been designated Series B Common Stock and 5,219,414 shares have been designated Series K Common Stock, of which there were 331,519,011 shares of Series A Common Stock, 30,800,000 shares of Series B Common Stock and 5,219,414 shares of Series K Common Stock issued and outstanding as of June 30, 1999, and 9,650,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding as of June 30, 1999. All outstanding shares of Excite@Home Common Stock are duly authorized, validly issued, fully paid and nonassessable. As of June 30, 1999:
(i) there were options outstanding to purchase an aggregate of 50,608,261 shares of Excite@Home Common Stock pursuant to Excite@Home's stock option plans; and
(ii) 1,775,542 shares of Excite@Home Common Stock reserved for future issuance under Excite@Home's 1997 Employee Stock Purchase Plan. All shares of Excite@Home Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

          (b) The Excite@Home Common Stock to be issued pursuant to and as contemplated by this Agreement, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

     3.4  No Conflict.  Except as set forth in Part 3.4 of the letter addressed
          -----------
to Company from Excite@Home and dated as of the Agreement Date (including all schedules thereto) which has been delivered by Excite@Home to Company concurrently with the parties' execution of this Agreement (the "Excite@Home Letter"), the execution and delivery of this Agreement or any of the Excite@Home Ancillary Agreements by Excite@Home, and the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, default, breach, impairment or violation of: (i) any provision of the Certificate of Incorporation or Bylaws or other charter documents of Excite@Home as currently in effect; (ii) any law, rule, regulation, order, judgment, writ, decree or statute applicable to Excite@Home or any of its assets are bound or affected; (iii) any note, bond, mortgage, indenture, lease, license, permit, franchise or other instrument, to which Excite@Home is a party or by which Excite@Home or any of their respective assets or properties are bound; or (iv) any other agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding or commitment (whether verbal or in writing) to which Excite@Home is a party or by which Excite@Home or any of its material assets are bound or affected, except, in the case of each of clauses
(ii) through (iv), those conflicts, terminations, breaches, impairments, or violations that would not have a Material Adverse Effect on Excite@Home.

     3.5  SEC Filings.
          -----------

          (a) Excite@Home has filed all forms, reports and documents required to be filed by Excite@Home with the SEC since January 1, 1998, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Excite@Home may file subsequent to the date hereof) are referred to herein as the "Excite@Home SEC Reports." As of their respective dates, the Excite@Home SEC Reports (i) were prepared in accordance and complied as to form with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Excite@Home SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, as the case may be, except to the extent corrected prior to the date of this Agreement by a subsequently filed Excite@Home SEC Report. All documents required to be filed as exhibits to the Excite@Home SEC Reports have been so filed.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Excite@Home SEC Reports (the "Excite@Home Financials"), including any Excite@Home SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the 1934 Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Excite@Home and its Subsidiaries as at the respective dates thereof and the consolidated results of Excite@Home's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The audited balance sheet of Excite@Home contained in Excite@Home SEC Reports as of December 31, 1998 is hereinafter referred to as the "Excite@Home Balance Sheet." Except as disclosed in the Excite@Home Financials, since December 31, 1998, neither Excite@Home nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet, whether absolute, accrued, contingent or otherwise, which are, individually or in the aggregate, material to the business, results of operations or financial condition of Excite@Home and its Subsidiaries taken as a whole, except for liabilities incurred since the date of the Excite@Home Balance Sheet in the ordinary course of business and liabilities incurred in connection with this Agreement.

          3.6   Absence of Certain Changes.  Except as set forth in Part 3.6 of
                --------------------------
the Excite@Home Letter, since June 30, 1999, there has not been with respect to Excite@Home any:

          (a)  Material Adverse Change in Excite@Home;

          (b) other than as contemplated by this Agreement and the Certificate of Designations, any amendment or change in the Certificate of Incorporation or Bylaws of Excite@Home; or

          (c) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Excite@Home, any split, combination or recapitalization of the capital stock of Excite@Home or any direct or indirect redemption, purchase or other acquisition of any capital stock of Excite@Home or any change in the rights, preferences, privileges or restrictions of any outstanding security of Excite@Home.

          3.7  Litigation.  Except as set forth in Part 3.7 of the Excite@Home
               ----------
Letter, there is no action, claim, suit arbitration, mediation, proceeding, claim or investigation pending or, to Excite@Home's Knowledge, threatened, against Excite@Home or any of its subsidiaries before any court, administrative agency or arbitrator that would, if determined adversely to Excite@Home, have a Material Adverse Effect on Excite@Home, or a material adverse effect on Excite@Home's ability to consummate the transactions contemplated by this Agreement.

          3.8  Additional Representations.
               --------------------------

          (a) Neither Excite@Home nor any person related to Excite@Home within the meaning of Treasury Regulation sections 1.368-1(e)(3), (e)(4) and (e)(5) has acquired any shares of Company stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part, and neither Excite@Home nor any such related person has any plan or intention to purchase, redeem, or otherwise reacquire any of the Excite@Home stock issued pursuant to this Agreement following the Merger other than pursuant to the indemnification provisions of this Agreement and the Indemnification Agreement.

          (b) Excite@Home has no plan or intention to sell or otherwise dispose of any of the assets of Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

          (c) Following the Merger, Excite@Home (or a member or members of the "qualified group" (as defined in Treasury Regulation section 1.368-1(d)(4)(ii)) that includes Excite@Home as the "issuing corporation" (as defined in Treasury Regulation section 1.368-1(b)) will continue the historic business of Company or use a significant portion of Company's historic business assets in a business.

          (d) Except as otherwise specifically set forth in this Agreement, Excite@Home will pay its own expenses, if any, incurred in connection with the Merger, and Excite@Home has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any stockholder of Company.

          (e) There is no intercorporate indebtedness existing between Company and Excite@Home that was issued, acquired, or will be settled at a discount.

          (f) Excite@Home is not an investment company as defined in sections 368(a)(2)(F)(iii) and (iv) of the Code.

          (g) Following the Merger, Excite@Home will comply with the record-keeping and information filing requirements of Treas. Reg. (S) 1.368-3.

          (h) Excite@Home has a bona fide business reason for engaging in the Merger.

          (i) Excite@Home has no plan or intention to waive or modify any of the material terms and conditions of this Agreement.

          (j) The provisions of this Agreement regarding the payment of earnout consideration and the security arrangements established in favor of Excite@Home with respect to the Excite@Home Preferred Stock to be issued at the Effective Time under any document or instrument pursuant to which a Company Stockholder will provide security for his or her obligations under any agreement executed in connection with the Merger to which a Company Stockholder and Excite@Home or Company are parties are being established for valid business purposes related to the uncertainty of the value of Company and to provide a source of assets to pay certain contingent liabilities of Company.

                                   Article 4

                       Pre-closing Covenants of Company

     During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with the provisions of Article 8 of this Agreement, Company covenants and agrees with Excite@Home as follows:

     4.1  Advice of Changes.  Company will promptly advise Excite@Home in
          -----------------
writing (a) of any event occurring subsequent to the Agreement Date of which it becomes aware that would render any representation or warranty of Company contained in Article 2 of this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate and (b) of any Material Adverse Change in Company occurring subsequent to the Agreement Date of which it has Knowledge.

     4.2  Maintenance of Business.  Company will carry on and preserve its
          -----------------------
business and its relationships with customers, advertisers, suppliers, employees, users of the Company Websites and others with whom Company has contractual relations in substantially the same manner as it has prior to the Agreement Date. If Company becomes aware of a deterioration in the relationship with any customer, advertiser, supplier or employee, the failure of which to retain could reasonably be expected to be materially adverse to the Company Business, it will promptly bring such information to the attention of Excite@Home in writing and, if requested by Excite@Home, will exert reasonable commercial efforts to promptly restore the relationship.

     4.3  Conduct of Business.  Other than (i) as contemplated by the Spinoff
          -------------------
Transaction and the Juniko Sale, (ii) in connection with the operations of the Paper Business prior to the consummation of the Spinoff Transaction and (iii) as set forth in Part 4.3 to the Company's Letter, Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course and neither Company nor any of its Subsidiaries will, without the prior written consent and approval of Excite@Home:

          (a) borrow or lend any money, other than reasonable and normal advances to employees for bona fide travel expenses that are incurred in the ordinary course of Company's business consistent with Company's past practices;

          (b) enter into any transaction or agreement or take any other action not in the ordinary course of Company's business;

          (c) grant any Encumbrance on any Company Asset, except for Permitted Encumbrances;

          (d) sell, transfer or dispose of any Company Asset, except in the ordinary course of Company's business consistent with Company's past practices;

          (e) enter into any lease or contract for the purchase or sale of any real property, or enter into any lease or contract for the purchase or sale of any other property whether personal, tangible or intangible, except in the ordinary course of Company's business consistent with Company's past practices;

          (f) pay any bonus, increased salary or special remuneration to any officer, director, employee or consultant (except for normal salary increases consistent with Company's past practices and not to exceed 5% of such officer's, employee's or consultant's base annual compensation, and except pursuant to existing arrangements previously disclosed to and approved in writing by Excite@Home) or enter into any new employment or consulting agreement with any such person;

          (g)  change any of its accounting methods;

          (h) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from employees, directors, consultants or contractors of Company in connection with the termination of their services with Company at the original purchase price of such stock), pay or distribute any cash or property to any stockholder or security holder of

Company or make any other cash payment to any stockholder or security holder of Company that is unusual, extraordinary, or not made in the ordinary course of Company's business consistent with its past practices;

          (i) amend or terminate any contract, agreement or license to which Company or any of its Subsidiaries is a party except those amended or terminated in the ordinary course of Company's business, consistent with its past practices; or amend or modify any provisions of, waive any rights under, or terminate, any of the Spinoff Documents or the Juniko Stock Purchase Agreement;

          (j) guarantee or act as a surety for any obligation of any third party;

          (k) waive or release any right or claim except in the ordinary course of Company's business, consistent with Company's past practice or initiate, compromise or settle any litigation material to the Company Business;

          (l) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

          (m) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

          (n) merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity (other than Excite@Home) or enter into any negotiations, discussions or agreement for such purpose;

          (o)  amend its Certificate of Incorporation or Bylaws;

          (p) transfer or license any of its technology or Intellectual Property, or acquire any Intellectual Property (or any license thereto) from any third party except for any acquisition in the ordinary course of Company's business consistent with past practices;

          (q)  change any insurance coverage;

          (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to Excite@Home for its review at a reasonable time prior to filing;

          (s) modify or change the exercise or conversion rights or exercise or purchase prices of any capital stock of Company, any Company stock options, warrants or other Company securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of Company or (ii) the vesting or release of any shares of capital stock or other securities of Company from any repurchase options or rights of refusal held by Company or any other party or any other restrictions;

          (t)  enter into any Related Party Agreement;

          (u) pay, discharge or satisfy any material claim, liability or obligation arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

          (v) make any payment outside of the ordinary course of business in excess of $25,000 in the aggregate, or any capital expenditure, capital addition or capital improvement in excess of $25,000 in the aggregate other than the payments set forth on Part 4.3(v) of the Company Letter; or

          (w) agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(v).

     4.4  Regulatory Approvals.  Company will promptly execute and file, or join
          --------------------
in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, or which Excite@Home may reasonably request, in connection with the consummation of the Merger, the Juniko Sale, the Spinoff Transaction or any other transactions contemplated by this Agreement, the Spinoff Documents, the Juniko Stock Purchase Agreement or any Company Ancillary Agreement. Company will use its diligent efforts to obtain, and to cooperate with Excite@Home to promptly obtain, all such authorizations, approvals and consents.

     4.5  Necessary Consents.  Company will use its diligent efforts to promptly
          ------------------
obtain such written approvals, consents, registrations, permits, authorizations or other confirmations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in addition to those set forth in the foregoing Sections of this Article 4 in order to effect the consummation of the Merger, the Juniko Sale, the Spinoff Transaction and the other transactions contemplated by this Agreement, to enable Excite@Home to carry on the Company Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any agreement or contract to which Company or any of its Subsidiaries is a party or is bound (other than agreements which relate solely to the Paper Business) or by which any Company Assets is bound, except for the those which the failure to obtain would not be materially adverse to the Company Business.

     4.6  Litigation.  Company will notify Excite@Home in writing promptly after
          ----------
learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it or any of its Subsidiaries, or known by it to be threatened against Company or any of its Subsidiaries or any of their respective officers, directors, employees or stockholders in their capacity as such.

     4.7  No Other Negotiations.  During the time period commencing on the
          ---------------------
Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 8 of this Agreement or
(b) consummation of the Merger, Company will not, and Company will not authorize, encourage or permit any officer, director, employee, stockholder, affiliate or agent of Company or any Subsidiary, any attorney, investment banker or any other person on Company's or their behalf to, directly or indirectly:
(i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) furnish any information regarding

Company to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (iii) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction; (iv) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than Excite@Home) to effect any Alternative Transaction; or (v) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Company and any third party that is related to, provides for or concerns any Alternative Transaction. During the foregoing time period identified in the preceding sentence, Company will promptly notify Excite@Home orally and in writing of any inquiries or proposals received by Company or any of its subsidiaries, directors, officers, stockholders, employees, attorneys, investment bankers or agents regarding any Alternative Transaction and will, identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. Any violation of the restrictions set forth in this section by any officer, director or employee of Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.7 by Company.

     4.8  Access to Information.  Company will afford Excite@Home and its
          ---------------------
accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Excite@Home may reasonably request. No information or knowledge obtained by Excite@Home in any investigation pursuant to this Section 4.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     4.9  Satisfaction of Conditions Precedent.  Company will use its diligent
          ------------------------------------
efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 7 of this Agreement, and Company will use its diligent efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with this Agreement.

     4.10  Certain Employee Benefits.  As soon as practicable after the
           -------------------------
execution of this Agreement, Company will confer and work in good faith with Excite@Home to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Company Benefit Arrangements immediately prior to the Effective Time, if appropriate) so as to provide benefits to Company employees generally equivalent in the aggregate to those provided to similarly situated employees of Excite@Home after giving credit for all purposes; provided, however, that after the Effective Time, new options or equity awards may be made at the sole discretion of Excite@Home or its compensation committee without regard to this sentence.

     4.11  Commercially Reasonable Efforts.  The Company shall cooperate with
           -------------------------------
Excite@Home and shall use its commercially reasonable efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, completing the Spinoff Transaction and the Juniko Sale, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement and (iii) obtain all approvals and consents of any other third party necessary to consummate the Merger and the other transactions contemplated by this Agreement, or the failure of which to obtain would materially adversely affect the Company Business. Subject to applicable laws relating to the exchange of information, the Company and Excite@Home shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its subsidiaries or Excite@Home and its subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

     4.12  Waivers to Certain Provisions of Company Options.  The Company will
           ------------------------------------------------
use its diligent efforts to obtain waivers substantially in the form of Exhibit W to this Agreement (the "Company Option Waivers") from at least 85% of the holders of Company Options to the provisions contained in such Company Options.

     4.13  Operations Related to Earnout.  (a)  Company shall operate the
           -----------------------------
Company Websites in the ordinary course in a manner consistent with past practices, and shall not take, nor permit any of its employees or agents to take, any action or fail to take any action which would result in a material increase in the number of cards sent or picked up from, on a per user or aggregate basis, or the number of visitors to, any of the Company Websites during the month of December 1999, other than actions, programs or campaigns intended to promote the public use of the Company Websites generally, or which would alter the results or impede the calculations called for under Section 1.6(g) and Exhibit D.

          (b) Company shall not, except as set forth on Part 4.13 of the Company Letter, initiate or implement any program or campaign intended to promote the public use of the Company Websites generally, or the number of electronic greeting cards sent, except for such programs or campaigns which are contemplated, adopted and implemented in the ordinary course of business, consistent with past practice.

                                   Article 5

                             Excite@Home Covenants

     During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 8, Excite@Home covenants and agrees as follows:

     5.1  Advice of Changes.  Excite@Home will promptly advise Company in
          -----------------
writing (a) of any event occurring subsequent to the date of this Agreement of which it becomes aware that would render any representation or warranty of Excite@Home contained in Article 3 of this Agreement, if made on or as of the date of such event or the Closing Date, to be untrue or inaccurate and (b) of any Material Adverse Change in Excite@Home occurring subsequent to the Agreement Date of which it has Knowledge.

     5.2  Regulatory Approvals.  Excite@Home will promptly execute and file, or
          --------------------
join in the execution and filing, of any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the Excite@Home Ancillary Agreements and Company Ancillary Agreements in accordance with the terms of this Agreement. Excite@Home will use diligent efforts to obtain all such authorizations, approvals and consents.

     5.3  Satisfaction of Conditions Precedent.  Excite@Home will use its
          ------------------------------------
diligent efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 6 of this Agreement, and Excite@Home will use its diligent efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

     5.4  Nasdaq Market Quotation.  Excite@Home will use its diligent efforts to
          -----------------------
(i) cause the shares of Excite@Home Common Stock issuable (a) upon conversion of Excite@Home Preferred Stock and (b) as Cards Earnout Consideration and Users Earnout Consideration to be approved for quotation on the Nasdaq Stock Market, subject to notice of issuance and (ii) to maintain such quotation on the Nasdaq Stock Market (or any successor system) until all Excite@Home Common Stock issuable upon conversion of the Excite@Home Preferred Stock has been issued, unless in the good faith determination of Excite@Home's Board of Directors, the maintenance of such quotation is not in the best interests of Excite@Home's stockholders.

     5.5  Certificate of Designations.  After the Closing for so long as any
          ---------------------------
Excite@Home Preferred Stock remains issued and outstanding, Excite@Home will not amend, supplement, cancel or otherwise change the Certificate of Designations for the Excite@Home Preferred Stock.

     5.6  Commercially Reasonable Efforts.  Excite@Home shall cooperate with
          -------------------------------
the Company and shall use commercially reasonable efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Excite@Home and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Excite@Home and its subsidiaries or the Company and its subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Excite@Home nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Excite@Home, any of its affiliates or Company, or the holding separate of the shares of Company Common Stock or imposing or seeking to impose any limitation on the ability of Excite@Home or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock.

     5.7  Distribution Agreement Waiver.  Immediately prior to the Closing,
          -----------------------------
Excite@Home will deliver its written consent to the waiver by Company and SPS of the condition set forth in Section 4.02(h) of the Distribution Agreement.


                                   Article 6

                     Conditions to Obligations of Company

     Company's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions, any one or more of which may be waived in writing by Company:

     6.1  Accuracy of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of Excite@Home set forth in Article 3 that are qualified as to materiality shall be true and correct, and that are not qualified as to materiality shall be true and correct in all material respects, in each case, on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects on and as of such specified date or dates), and Company will have received a certificate to such effect executed by an officer of Excite@Home.

     6.2  Covenants.  Excite@Home will have performed and complied in all
          ---------
material respects with all of its covenants contained in Article 5 of this Agreement on or before the Closing (to the extent that such covenants require performance by Excite@Home on or before the Closing), and Company will have received a certificate to such effect signed by an officer of Excite@Home.

     6.3  Compliance with Law; No Legal Restraints; No Litigation.  There will
          -------------------------------------------------------
not be outstanding or threatened in writing, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding by any Governmental Entity that prohibits or renders illegal or imposes limitations on: (i) the Spinoff Transaction, the Merger or any other transaction contemplated by the Spinoff Documents, this Agreement or any Company Ancillary Agreement (other than the Juniko Stock Purchase Agreement); or (ii) Company's right (or the right of any Company subsidiary) to own, retain, use or operate any of its products, properties or assets (including but not limited to the Company Assets) on or after consummation of the Spinoff Transaction or the Merger or seeking a disposition or divestiture of any such properties or assets. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

     6.4  Government Consents.  There will have been obtained at or prior to the
          -------------------
Closing Date such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including but not limited to requirements under applicable federal and state securities laws.

     6.5  No Order; HSR Act.  No Governmental Entity shall have enacted, issued,
          -----------------
promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, or compelling Excite@Home to dispose of or hold separate, all or a portion of the Company Business or Company Assets. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

     6.6  Spinoff Transaction.  The Spinoff Documents shall have been duly
          -------------------
executed and delivered and the Spinoff Transaction and any of the other transactions contemplated thereby (except for the Merger) shall have been completed immediately prior to the Merger.

     6.7  No Material Adverse Change.  There will not have been any Material
          --------------------------
Adverse Change in Excite@Home, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and the Company shall have received a certificate to such effect signed by an officer of Excite@Home.

     6.8  Tax Opinion.  Company shall have received an opinion of Latham &
          -----------
Watkins, counsel to Company, in the form attached as Exhibit X to this Agreement, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization under
Section 368(a) of the Code and that each of Excite@Home and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representation letters signed by officers of Company and Excite@Home in the forms attached as Exhibits Y and Z to this Agreement.

     6.9  Approval for Quotation.  The shares of Excite@Home Common Stock
          ----------------------
issuable (i) upon conversion of the Excite@Home Preferred Stock and (ii) as Cards Earnout Consideration and Users Earnout Consideration shall have been approved for quotation on the Nasdaq Stock Market, subject to notice of issuance.

     6.10  Opinion of Excite@Home's Counsel.  The Company Stockholders will
           --------------------------------
have received from Fenwick & West LLP, counsel to Excite@Home, an opinion substantially in the form of Exhibit AA to this Agreement.

     6.11  Tax Opinion of Excite@Home's Counsel.  The condition set forth in
           ------------------------------------
Section 7.18 will have been satisfied, and not waived by Excite@Home.


                                   Article 7

                   Conditions to Obligations of Excite@Home

     The obligations of Excite@Home hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions, any one or more of which may be waived in writing by Excite@Home:

     7.1  Accuracy of Representations and Warranties.  The representations
          ------------------------------------------
and warranties of Company set forth in Article 2 and the representations and warranties of the Company Stockholders in the Indemnification Agreement that are qualified as to materiality shall be true and correct and that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects on and as of such specified date or dates), and Excite@Home will have received a certificate to such effect executed by Company's President.

     7.2  Covenants.  Company will have performed and complied in all material
          ---------
respects with all of its covenants contained in Article 4 on or before the Closing, and Excite@Home will have received a certificate to such effect signed by Company's President.

     7.3  No Material Adverse Change.  There will not have been any Material
          --------------------------
Adverse Change in Company, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and Excite@Home shall have received a certificate to such effect signed by Company's President.

     7.4  Compliance with Law; No Legal Restraints; No Litigation.  There will
          -------------------------------------------------------
not be any outstanding or threatened in writing, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding by any Governmental Agency nor will any litigation or proceeding be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

     7.5  Government Consents.  There will have been obtained at or prior to the
          -------------------
Closing Date such permits or authorizations, and there will have been taken all such other actions, as may be required to consummate the Merger by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken.

     7.6  Opinions of Counsel.  Excite@Home will have received from each of (i)
          -------------------
Latham & Watkins, (ii) Manatt, Phelps & Phillips, LLP, (iii) Luce, Forward, Hamilton & Scripps LLP, (iv) Baker & McKenzie, and (v) Hutchinson Black and Cook, LLC, in each case, opinions substantially in the forms of Exhibit BB to this Agreement.

     7.7  Consents.  Excite@Home will have received executed copies of all
          --------
third-party consents, approvals, assignments, waivers, authorizations or other certificates (including those set forth in Part 2.13 of the Company Letter) contemplated by this Agreement or the Company Letter which are necessary to provide for the continuation in full force and effect of any and all material contracts, agreements and leases of Company and its subsidiaries after the Spinoff Transaction and the Merger and the preservation of Company's material Intellectual Property Rights and other material assets and properties after the Spinoff Transaction, and the Merger and for Excite@Home to consummate the Spinoff Transaction and the Merger and the other transactions contemplated by this Agreement, the Excite@Home Ancillary Agreements, the Company Ancillary Agreements and the Spinoff Documents in form and substance reasonably satisfactory to Excite@Home.

     7.8  Requisite Approvals.  This Agreement, the Spinoff Transaction, the
          -------------------
Juniko Sale, the Merger, the Company Ancillary Agreements, the Juniko Stock Purchase Agreement and the Spinoff Documents will have been duly and validly approved and adopted, as required by applicable law and Company's Certificate of Incorporation and Bylaws each as amended, by (i) Company's Board of Directors, and (ii) the valid and affirmative vote of all of the outstanding shares of Company Common Stock.

     7.9  Certain Agreements.  Excite@Home will have received an executed
          ------------------
counterpart of each of the following agreements, in each case from each party thereto other than Excite@Home, set forth on Exhibit B; (i) the Noncompetition Agreements substantially in the form of Exhibit F; (ii) the Indemnification Agreement substantially in the form of Exhibit E; (iii) the Consulting Agreement substantially in the form of Exhibit G; and (iv) the intellectual property remedial documents set forth on Exhibit CC (the "Intellectual Property Remedial Documents").

     7.10  Employee Matters.  Mark Rinella, Susan Acheson and two of Fred
           ----------------
Bruning, Roger Ben Wilson and Shun-Yi Lee shall have (i) executed Company Option Waivers and (ii) been employed by the Company at all times from the Agreement Date through the Effective Time.

     7.11  Completion of Spinoff Transaction.  The Spinoff Documents shall have
           ---------------------------------
been duly executed and delivered and the Spinoff Transaction and any of the other transactions contemplated thereby (except for the Merger) shall have been completed immediately prior to the Merger.

     7.12  No Order; HSR Act.  No Governmental Entity shall have enacted,
           -----------------
issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making illegal, imposing limitations on, or otherwise prohibiting (i) consummation of the Spinoff Transaction, the Merger or any other transaction contemplated by any Spinoff Document, this Agreement or any Company Ancillary Agreement, or (ii) Excite@Home's right (or the right of any Excite@Home subsidiary) to own, retain, use or operate any of its products, properties or assets (including but not limited to the Company Assets) on or after consummation of the Spinoff Transaction, the Merger or any other transaction contemplated by any Spinoff Document, this Agreement or any Company Ancillary Agreement or seeking a disposition or divestiture of any such properties or assets. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

     7.13  Financing.  Excite@Home shall have completed such financing as is
           ---------
necessary to obtain the aggregate Cash Consideration on terms deemed commercially reasonable by Excite@Home in Excite@Home's sole discretion.

     7.14  Waivers of Certain Provisions of Company Options.  The Company shall
           ------------------------------------------------
have obtained Company Option Waivers from 85% of the holders of the Company Options and shall have provided copies of all such waivers to Excite@Home.

     7.15  Approval for Quotation.  The shares of Excite@Home Common Stock
           ----------------------
issuable (i) upon conversion of the Excite@Home Preferred Stock and (ii) as Cards Earnout Consideration and Users Earnout Consideration shall have been approved for quotation on the Nasdaq Stock Market, subject to notice of issuance.

     7.16  Intercompany Obligations.  There shall be no obligations,
           ------------------------
liabilities or debts payable to or from the Company and any of SPS, Juniko, and/or any Named Person.

     7.17  Technology Assignment.  Company shall have obtained a written
           ---------------------
assignment in substantially the form of Exhibit DD attached hereto from each of the persons named in Part 2.14(p) of the Company Letter (the "Technology Assignment").

     7.18  Tax Opinion.  Excite@Home shall have received an opinion of Fenwick
           -----------
& West LLP, counsel to Excite@Home, in the form attached as Exhibit EE to this Agreement, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization under
Section 368(a) of the Code and that each of Excite@Home and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representation letters signed by officers of Company and Excite@Home in the forms attached as Exhibits Y and Z to this Agreement.

     7.19  Deposit Escrow.  Each of Excite@Home and Company will have delivered
           --------------
irrevocable written instructions to the escrow agent of the Deposit Escrow to deliver to Excite@Home in immediately available funds all amounts in the Deposit Escrow.

     7.20  Company Funds.  There shall be immediately available funds in
           -------------
Company bank accounts equal to (x) $550,000 plus (y) amounts sufficient for payment of (i) all checks, drafts, promises to pay or similar obligations of Company and its Subsidiaries; (ii) all accounts payable amounts of Company and its Subsidiaries; (iii) earned but unpaid salaries, wages, employee benefits, consulting fees and royalty obligations of Company and its Subsidiaries; and
(iv) billed, and earned but unbilled, attorneys fees and expenses in each case, accrued, outstanding, due or payable as of the Effective Time.

     7.21  Closing Balance Sheet.     Company shall have delivered the Closing
           ---------------------
Balance Sheet.

                                   Article 8

                           Termination of Agreement

     8.1  Termination by Mutual Consent.  This Agreement may be terminated at
          -----------------------------
any time prior to the Effective Time by the mutual written consent of Excite@Home and Company.

     8.2  Unilateral Termination.
          ----------------------

          (a) Either Excite@Home or Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

          (b) Either Excite@Home or Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific time on the date which is the later of (x) 45 calendar days after the Agreement Date or (y) ten days after all waiting periods under the HSR Act relating to the transactions contemplated hereby has expired or been terminated (the "Termination Date"); provided, however, that, in no event shall the Termination Date be a date later than the date which is 120 calendar days after the Agreement Date. The right to terminate this Agreement pursuant to this
Section 8.2(b) shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 6 or Article 7 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party, if the other party has performed in all material respects its obligations under this Agreement and if the representations and warranties of such other party to this Agreement are true and correct in all material respects as of the Termination Date.

          (c) Either Excite@Home or Company may terminate this Agreement at any time prior to the Closing by giving written notice to the other party if the other party has committed a material breach of (i) any of its representations and warranties under Article 2 or Article 3 of this Agreement, as applicable; or
(ii) any of its covenants under Article 4 or Article 5 of this Agreement, as applicable. Excite@Home may terminate this Agreement at any time prior to the Closing if any of the Company Stockholders has materially breached any of his/her representations or warranties contained in the Indemnification Agreement. The nonbreaching party, however, may only terminate in any such case, if breaching party has not cured such material breach within ten days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 8.2(c).

          (d) Either Excite@Home or Company by giving written notice to the other may terminate this Agreement at any time prior to the Closing if (i) the condition set forth in Section 7.13 (Financing) shall not have been satisfied, or waived by Excite@Home; (ii) the date shall have passed which is the later of
(x) 45 calendar days after the Agreement Date and (y) ten calendar days after the date that the initial waiting period under the HSR Act relating to the transactions contemplated hereby has expired or been terminated; and (iii) all other conditions of both parties to the closing of the Merger shall have been satisfied.

     8.3  Liability for Termination.  Except as set forth in this Section,
          -------------------------
termination of this Agreement by a party (the "Terminating Party") in accordance with the provisions of this Article 8 will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a willful breach of this Agreement. If Excite@Home or Company terminates this Agreement pursuant to Section 8.2(d) above, then each party shall deliver irrevocable written instructions to the escrow agent of the Deposit Escrow to
(i) deliver to Company all of the proceeds from the Deposit Escrow up to a maximum amount of $25,000,000 in immediately available funds, and (ii) deliver to Excite@Home in immediately available funds any amounts remaining in the Deposit Escrow after delivery of the amount set forth in clause (i) to Company. To the extent the proceeds delivered to Company pursuant to clause (i) of the preceding sentence are less than $25,000,000, then Error! Bookmark not defined. shall deliver immediately available funds to Company in an amount equal to such difference not later than one business day after the date the proceeds of the Deposit Escrow are delivered to Company. Upon any termination of this Agreement other than pursuant to Section 8.2(d), each party shall deliver irrevocable written instructions to the escrow agent of the Deposit Escrow to deliver to Excite@Home in immediately available funds all amounts in the Deposit Escrow. Upon termination of this Agreement in accordance with the provisions of this
Section 8, the provisions of this Section 8.3 and Article 10 shall survive and continue in effect.

                                   Article 9
                 Survival of Representations, Indemnification
                      and Remedies, Continuing Covenants


     9.1  Survival of Representations.
          ---------------------------

          (a) Except as set forth in Sections 9.1(b) and (c) below, all representations, warranties, covenants and agreements of Company contained in this Agreement (other than covenants which by their express terms are to be performed for a different period), or in any certificate delivered at Closing by or on behalf of Company or an officer of Company pursuant thereto, will remain operative and in full force and effect, regardless of any investigation made by or on behalf of Excite@Home, until that date which is the earlier of (i) the termination of this Agreement, and (ii) one year following the Closing Date.

          (b) The representations and warranties of Company contained in Sections 2.1 (Organization and Good Standing), 2.3 (Power, Authorization and Validity), 2.4 (Capitalization of Company), 2.8 (Taxes) and the representations and warranties of the Company Stockholders and the other parties to the Indemnification Agreement (other than Excite@Home) contained in Sections 1.1(a),
(b), (c) and (d), 1.2 and 1.3 of the Indemnification Agreement will remain operative and in full force and effect until the date which is the earlier of
(i) the termination of this Agreement, and (ii) the expiration of the statute of limitations applicable to the subject matter of such representations and warranties.

          (c)  The representations and warranties of the Company contained in
Section 2.14 (Intellectual Property) will remain operative and in full force and effect until the date which is the earlier of (i) the termination of this Agreement, and (ii) two years following the Closing Date.

          (d) Except as set forth in Section 9.1(e) below, all representations, warranties, covenants and agreements of Excite@Home contained in this Agreement or the Indemnification Agreement (other than covenants which by their express terms are to be performed for a different period), or in any certificate delivered at Closing by or on behalf of Excite@Home or an officer of Excite@Home pursuant thereto, will remain operative and in full force and effect until that date which is the earlier of (i) the termination of this Agreement and (ii) one year following the Closing Date.

          (e) The representations and warranties of Excite@Home contained in Sections 3.1 (Organization and Good Standing), 3.2 (Power, Authorization and Validity), Section 3.3 (Excite@Home Capital Structure) and 3.5 (SEC Filings) will remain operative and in full force and effect until the date which is the earlier of (i) the termination of this Agreement, and (ii) the date on which all of the shares of Excite@Home Preferred Stock have been converted into shares of Excite@Home Common Stock.

          (f)  The representations and warranties of Excite@Home contained in
Section 3.8 (Additional Representations) will operate in full force and effect until the date which is the earlier of (i) the termination of this Agreement, and (ii) the expiration of the statute of limitations applicable to the subject matter of such representations and warranties.

     9.2  Agreement to Indemnify.  Each of the Company Stockholders, on one
          ----------------------
hand, and Excite@Home on the other hand, agree to indemnify and hold harmless the other and certain other persons pursuant to the terms of the Indemnification Agreement.

     9.3  Operations Prior to Earnout.  During the time period following the
          ---------------------------
Effective Time and prior to January 1, 2000, except, in each case, as is being done by Company prior to the Effective Time, Excite@Home shall operate the Company Websites in the manner established by the Committee (as such term is defined in the Consulting Agreement), and shall not:

               (i) materially alter the appearance or existing operation of any of the Company Websites, except in a manner approved by the Committee;

               (ii) alter access, via the Internet or any other electronic network, to any of the Company Websites;

               (iii) establish links on any of the Company Websites to any website publishing illegal content, including, but not limited to content that is libelous, scandalous or invades a person's privacy or right of publicity, is likely to be perceived as promoting or approving abuse of drugs, alcohol, tobacco or firearms or contains offensive nudity or explicit sexual or scatalogical material or language;

               (iv) engage in any act which would reasonably lead to a material reduction in the number of cards sent or picked up from or the number of visitors to any of the Company Websites, including charging a fee to send or receive a card, or any act which would reasonably be expected to result in a mitigation in traffic in, to or around any of the Company's Websites;

               (v) engage in any act with the intention to cause a detrimental effect on the determination of the earnout calculations called for under Section 1.6(g) and Exhibit D; or

               (vi) (A) increase the amount of advertising on the Company Websites, except in a manner approved by the Committee, or (B) increase the portion of the homepage on the Company Websites dedicated to advertising, (C) publish advertising on any of the Company Websites for electronic greeting cards other than those of Company, or (D) publish advertising on www.excite.com for electronic greeting cards other than those of Company except, in the case of this clause (D), pursuant to agreements existing on the Agreement Date.

     9.4  Reorganization Status    Excite@Home will report the Merger as a
          ---------------------
reorganization within the meaning of section 368(a) of the Code (and any corresponding provision of applicable state or local law), and will not take any position on any tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of section 368(a) of the Code, unless, in each case, there is a Final Determination to the contrary.

                                  Article 10
                                 Miscellaneous

     10.1  Governing Law.  The internal laws of the State of California
           -------------
(irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the corporate governance of the parties hereto or the consummation and effects of the Merger shall be governed by the laws of the State of Delaware.

     10.2  Assignment; Binding Upon Successors and Assigns.  Neither party
           -----------------------------------------------
hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be null and void.

     10.3  Severability.  If any provision of this Agreement, or the application
           ------------
thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     10.4  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

     10.5  Remedies.  Except as otherwise provided herein, any and all remedies
           --------
herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. Excite@Home and Company agree that the indemnification and arbitration provisions set forth in the Indemnification Agreement shall be each such person's sole and exclusive remedy with respect to any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties, covenants or agreements of any such party in this Agreement, other than claims of fraud and claims arising under federal securities laws based upon the subject matter of Section 3.5; provided, that the foregoing shall not limit the parties' respective rights to seek specific performance or other injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

     10.6  Amendment and Waivers.  Any term or provision of this Agreement may
           ---------------------
be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section at any time before or after approval of this Agreement by the stockholders of the Company, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of the Company without obtaining such further approval. At any time prior to the Effective Time, each of Company and Excite@Home, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     10.7  Expenses.  Each party will bear its respective legal, auditors' and
           --------
investment bankers' and financial advisors' fees and other expenses incurred with respect to this Agreement, the Merger, the Spinoff Transaction, the Juniko Sale and the transactions contemplated hereby and by the Spinoff Documents or the Juniko Stock Purchase Agreement ("Transaction Expenses"). Notwithstanding the foregoing, the term "Transaction Expenses" will not include fees and expenses incurred by Company (a) to its independent accountants for normal preparation of Company's financial statements or (b) to other professionals, such as Company's legal counsel, for work not related to, or necessary or appropriate to enable Company to negotiate, enter into or perform, this Agreement, the Merger, the Spinoff Transaction, the Juniko Sale or any transaction or agreement contemplated by this Agreement, the Merger, the Spinoff Documents or the Juniko Stock Purchase Agreement.

     10.8  Attorneys' Fees.  Should suit be brought to enforce or interpret any
           ---------------
part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     10.9  Notices.  All notices and other communications required or permitted
           -------
under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service.
Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

          If to Excite@Home:

               At Home Corporation
               450 Broadway
               Redwood City, California 94063
               Attention:  General Counsel
               Fax Number:  (650) 482-4606
          with a copy to:

               Fenwick & West LLP
               Two Palo Alto Square
               Palo Alto, California  94306
               Attention: Douglas N. Cogen
               Fax Number:  (650) 494-1417

          If to Company:

               Hartford House, Ltd.
               1933 S. Broadway, Suite 244
               Los Angeles, California  90007
               Attention: Vice President
               Fax Number:  (213) 749-7350

          with a copy to:

               Latham & Watkins LLP
               633 West Fifth Street
               Suite 4000
               Los Angeles, California 90071
               Attention:  Bryant B. Edwards, J. Scott Hodgkins
               Fax Number:  (213) 891-8763

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 10.9.

     10.10  Construction of Agreement.  This Agreement has been negotiated by
            -------------------------
the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

     10.11  No Joint Venture.  Nothing contained in this Agreement will be
            ----------------
deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section.

     10.12  Further Assurances.  Each party agrees to cooperate fully with the
            ------------------
other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     10.13  Absence of Third Party Beneficiary Rights.  No provisions of
            -----------------------------------------
this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     10.14  Public Announcement.  Upon execution of this Agreement, Excite@Home
            -------------------
and Company will issue a press release approved by both parties announcing the Merger. Thereafter, Excite@Home may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules; provided, however, that any such releases or disclosures which reference any of the Company Stockholders by name shall be made only with the prior written consent of such Company Stockholder, which consent shall not be unreasonably withheld. Prior to the publication of such initial and mutually agreed press release, neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and Company will use its reasonable efforts to prevent any trading in Excite@Home Common Stock by its officers, directors, employees, stockholders and agents. In the event that this Agreement is terminated pursuant to the provisions of Section 8.2(d) of this Agreement, Excite@Home shall distribute a press release in substantially the form of Exhibit FF attached hereto.

     10.15  Disclosure Letter.  The Company Letter shall be arranged in separate
            -----------------
parts corresponding to the numbered and lettered sections contained in Article 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section in Article 2 and shall not be deemed to relate to or to qualify any other representation or warranty.

     10.16  Confidentiality.  Company and Excite@Home each confirm that they
            ---------------
have entered into a confidentiality agreement dated as of August 18, 1999 (the "Confidentiality Agreement") and that they are each bound by, and will abide by, the provisions of such Confidentiality Agreement (except that Excite@Home will cease to be bound by the Confidentiality Agreement after the Effective Time with respect to confidential information related to the Company Business but continue to so be bound with respect to confidential information related to the Paper Business, SPS and the Company Stockholders). If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

     10.17  Entire Agreement.  This Agreement and the exhibits hereto constitute
            ----------------
the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     10.18  Interpretation.  When a reference is made in this Agreement to
            --------------
Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference to a statute, regulation or agreement shall include all amendments thereto.

                                 *     *     *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


At Home Corporation                    Hartford House, Ltd.


By: /s/ Mark C. Stevens                By: /s/ Jay H. Grodin
    ------------------------------         -------------------------------------
    Name:  Mark C. Stevens                  Name:  Jay H. Grodin
    Title: Executive Vice President,        Title: President
           Corporate and Business
           Development



               [Signature Page to Agreement and Plan of Merger]

                                                                      Appendix A

                       Glossary of Certain Defined Terms

          As used in this Agreement, the following terms have the meanings set forth below:

          "1933 Act" means the Securities Act of 1933, as amended.

          "1934 Act" means the Securities Exchange Act of 1934, as amended.

          "Alternative Transaction" means any commitment, agreement or transaction involving or providing for (a) the possible disposition of all or any substantial portion of Company Business, Company Assets or Company's capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination or
(b) any initial public offering of capital stock or other securities of Company pursuant to a registration statement filed under the 1933 Act.

          "Aggregate Shares Amount" means the number of shares of Excite@Home Common Stock resulting from the following formula: (x) the quotient of (A) $550,000,000 divided by (B) the Excite@Home Average Price, minus (y) the Option Pool.

          "Cards Earnout Amount" means the Cards Earnout or the Alternative Cards Earnout, as applicable, pursuant to the terms of Section 1.6(g)(i).

          "Cards Earnout Consideration" means a fraction of a share of Excite@Home Common Stock equal to the Cards Earnout Exchange Ratio.

          "Cards Earnout Exchange Ratio" means the fraction obtained by dividing
(x) the quotient of (A) the Cards Earnout Amount divided by (B) Earnout Average Price, by (y) the Company Fully Converted Share Number.

          "Cash Consideration" means an amount of cash equal to $350,000,000 divided by the Company Primary Share Number.

          "Certificate of Designation" means the Certificate of Designation of Series A Non-Voting Convertible Preferred Stock attached as Exhibit C to this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commercial IP" means any Intellectual Property used by the Company in the Company Business (i) that is or has been generally commercially available,
(ii) which is not owned by the Company or its Subsidiaries, and (iii) as to which the Company's rights are nonexclusive.

          "Company Ancillary Agreements" means, collectively, each certificate to be delivered by Company or an officer of Company at the Closing, and each other agreement which Company is to enter into as a party thereto pursuant to this Agreement.

          "Company Assets" means, collectively, all Company IP Assets and all Company Non-IP Assets.

          "Company Business" means all businesses and assets of Company relating to (i) the Electronic Greeting Card Business, (ii) the Company Products, (iii) the Consumer-to-Consumer Digital Product Business as conducted on the Agreement Date, or at the Effective Time, as the case may be, and (iv) the Company Websites, including the developing, maintaining, supporting, licensing, distributing, using, operating, installing, servicing, repairing or otherwise using or commercially exploiting all or any aspect of any or all of the foregoing or any intangible assets related to any of the foregoing.

          "Company Common Stock" means the common stock, par value $0.001 per share, of Company.

          "Company Contracts" means all agreements, contracts, understandings, arrangements, commitments, mortgages, indentures, leases, license agreements, permits, franchises, instruments, notes, bonds, indemnities, guarantees, loan agreements, credit agreements, representations, warranties, deeds, assignments, powers of attorney, certificates, purchase orders, work orders, insurance policies, benefit plans, covenants assurances or undertakings of any nature (i) to which Company is a party and (ii) which are used in or are related to the Company Business.

          "Company Fully Converted Share Number" means the sum of (x) the Company Primary Shares Number plus (y) the number of shares of Company Common Stock issuable upon the exercise of each option, warrant or other right to purchase shares of Company Common Stock and each security convertible or exchangeable into shares of Company Common Stock, in each case, outstanding immediately prior to the Effective Time.

          "Company IP Assets" means all Intellectual Property that Excite@Home will own or have rights to under any Transaction Agreement upon consummation of the Merger (assuming the consummation of all transactions contemplated by all such Transaction Agreements). Company IP Assets include but are not limited to those works of authorship identified in Part 2.14(m) to the Company Letter.

          "Company Non-IP Assets" means all Company Assets, other than Company IP Assets, including, the capital stock of Company's Subsidiaries (other than SPS), cash and cash equivalents, securities, investments, bank accounts, prepaid expenses, inventories, accounts receivable, unbilled receivables, and other amounts receivables from third parties, including SPS and Juniko, of Company or any of its Subsidiaries (other than SPS), rights of Company or any of its Subsidiaries (other than SPS) under or arising out of all insurance policies of Company or any of its Subsidiaries , minute books, stock ledgers and tax records of Company and its Subsidiaries (other than SPS); Company Contracts; and those assets not identified above, including real property assets, that are owned, leased or licensed by Company or its Subsidiaries that are used in or related to the Company Business.

          "Company Primary Share Number" means the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

          "Company Products" means the electronic greeting cards and all related works of authorship and other information located at or available through any Company Website or offered, marketed or sold, whether or not for consideration, by Company or employees or representatives through any Company Website, including all software, poetry, text, drawings, artwork, graphics, music, photographs, audiovisual material, animation, and characters, or other copyrightable works used by, related to, under development for or licensed by Company for use in conjunction with any Company Website (together with all derivative works, upgrades, modifications, enhancements and configurations of any of the foregoing now existing or under development and all software and components included in any configuration of the foregoing, and all development and tools, utilities and diagnostics used to develop any of the foregoing, in each case whether or not ever offered by Company and whether or not in development).

          "Company Source Code" means, collectively, any software source code, or any portion or aspect of the software source code, or any proprietary information or algorithm contained in or relating to any software source code, of any Company IP Asset or any other product marketed by Company.

          "Company Websites" means all websites or other sites accessed via the Internet or any other electronic network, including any cable-based network or private network, owned or operated by Company and/or any of its Subsidiaries, either alone or jointly with others, either as of the Agreement Date or in the past, including those certain websites currently accessible at the URL addresses set forth on Exhibit GG to this Agreement.

          "Consumer-to-Consumer Digital Product Business" means a business operation which consists of the development, manufacturing, marketing, distribution, licensing, offering for sale, sale, and/or otherwise making available (whether for profit or not for profit) of any Digital Artistic Work or Combined Tangible/Digital Artistic Product, the delivery of which is initiated by one consumer specifically designating via any Electronic Method one or more named recipient consumers to receive the same, regardless of whether any charge or compensation is associated with the delivery, or initiation of delivery, of the same and regardless of which person or entity may have authored or developed the same (as each of Digital Artistic Work, Combined Tangible/Digital Artistic Product and Electronic Method are defined in the Noncompetition Agreements).

          "Contract" means any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

          "Earnout Amount" has the meaning set forth in Section 1.6(g)(iv).

          "Earnout Average Price" means the average of the closing prices per share of Excite@Home Common Stock on the Nasdaq Stock Market for the period consisting of all trading days in the month of December 1999.

          "Earnout Consideration" means the aggregate Cards Earnout Consideration and Users Earnout Consideration.

          "Earnout Exchange Ratio" means the fraction obtained by dividing (x) the quotient of (A) the Earnout Amount divided by (B) Earnout Average Price, by
(y) the Company Fully Converted Share Number.

          "Electronic Greeting Card Business" means all businesses of the Company and its Subsidiaries relating to (i) providing end-users with the ability to select from content made available at the Company Websites in order to compose, assemble, edit, create and/or transmit, by means of the Internet or any other electronic network, including any cable-based network or private network, electronic greeting cards, note cards, seasonal cards, posters, wall paper or any other form of message; (ii) providing Internet portal services or links or search capability through the Company Websites or other web sites using the Company's name, tradenames, trademarks or URL's; or (iii) making any other content available on or through the Internet or any other electronic network, including any cable-based network or private network, by means of links to the Company Websites or other web sites using the Company's name, tradenames, trademarks or URL's.

          "Encumber" means to create, make or incur, or permit or suffer the creation, making or incurrence of any Encumbrance.

          "Encumbrance" means any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale, community property interest, restriction or other security arrangement, or any charge, adverse claim of title, ownership or use, or any other encumbrance of any kind including any restriction on the voting of any security, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

          "Environmental Law" means any federal, state, local or foreign statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          "Excite@Home Ancillary Agreements" means, collectively, all certificates to be delivered by Excite@Home or an officer or officers of Excite@Home at the Closing and each agreement which Excite@Home is to enter into as a party pursuant to this Agreement.

          "Excite@Home Average Price" means $40.19.

          "Excite@Home Common Stock" means the Excite@Home Series A Common Stock, $0.01 par value per share.

          "Excite@Home Preferred Stock" means the Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share, having the rights, preferences, limitations and terms set forth on the Certificate of Designation.

          "Final Determination" means (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or comparable agreements under the laws of other jurisdictions; (iii) any other final settlement with the IRS or other Taxing Authority (as defined in the Tax Agreement) (including the execution of IRS Form 870AD, or a comparable form under the laws of other jurisdictions, but excluding any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency); (iv) the expiration of an applicable statute of limitations; or (v) the allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset).

          "GAAP" means generally accepted accounting procedures.

          "Governmental Entity" means with respect to any person, any court, administrative agency, commission or other governmental authority, foreign or domestic, with competent jurisdiction over such person or such person's assets or property.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

          "Intellectual Property" means (i) Intellectual Property Rights and
(ii) works of authorship (including but not limited to poetry, text, drawings, artwork, graphics, music, photographs, audiovisual material, animation, and characters), franchises, licenses (including licenses to use Commercial IP), inventions, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers' notes, memoranda and records.

          "Intellectual Property Rights" means, collectively, all worldwide intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, trade secrets and trade secret rights.

          "ISO" means a Company Option that qualifies as an Incentive Stock Option under the Code.

          "Knowledge" as applied to either party, means, with respect to any matter in question, that any of the officers or directors of such party, and, with respect to Company, any Named Person, has actual knowledge of such matter, after reasonable inquiry of such matter.

          "Material Adverse Change" or "Material Adverse Effect" when used in connection with Company means any change, event, violation, inaccuracy, circumstance or effect (regardless of whether or not such events or changes are inconsistent with the representations or warranties given) that is or is reasonably likely to be materially adverse to the business, operations, assets (including intangible assets) or capitalization of Company taken as a whole with its Subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates or (ii) the announcement or pendency of this Agreement or the Merger; provided, that in any litigation regarding this definition when used in connection with Company, Company shall be required to sustain the burden of proving that the exclusion set forth in clause (ii) is applicable, and provided, further, that such determination shall be made after giving effect to the Spinoff Transaction. "Material Adverse Change" or "Material Adverse Effect" when used in connection with Excite@Home means any change, event, violation, inaccuracy, circumstance or effect (regardless of whether or not such events or changes are inconsistent with the representations or warranties given) that is or is reasonably likely to be materially adverse to the business, operations, assets (including intangible assets), capitalization, financial condition or results of operations of Excite@Home taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates, (ii) changes in the trading prices of Excite@Home's capital stock or (iii) the announcement or pendency of this Agreement or the Merger; provided, that in any litigation regarding this definition when used in connection with Excite@Home, Excite@Home shall be required to sustain the burden of proving that the exclusion set forth in clause
(iii) is applicable.

          "Material of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

          "Merger Consideration" means (i) the Cash Consideration and (ii) the Stock Consideration.

          "Named Persons" means any of the persons whose names are set forth on Exhibit B attached hereto.

          "Option Exchange Ratio" means the fraction obtained by dividing (x) the quotient of (A) $900,000,000 divided by (B) Excite@Home Average Price, by
(y) the Company Fully Converted Share Number.

          "Option Pool" means the number of shares of Excite@Home Common Stock obtained by multiplying the (x) Option Exchange Ratio by (y) the number of shares of Company Common Stock issuable upon the exercise of each option, warrant or other right to purchase shares of Company Common Stock and each security convertible or exchangeable into shares of Company Common Stock, in each case, outstanding immediately prior to the Effective Time.

          "Paper Business" has the meaning given such term in the Distribution Agreement.

          "Permitted Encumbrance" means (i) Encumbrances to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, and (ii) Encumbrances for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

          "Permitted Transferee" means, with respect to a Company Stockholder,
(i) a trust whose beneficiaries consist solely of such Company Stockholder and such Company Stockholder's immediately family; (ii) the personal representative (such as an executor of such Company Stockholder's will), custodian or conservator of such Company Stockholder in the case of the death, bankruptcy or adjudication of incompetency of such Company Stockholder, (iii) immediate family members of such Company Stockholder; (iv) another Company Stockholder, or (v) an institution qualified as tax exempt under Section 501(a) of the Code, as described in Section 501(c)(3) of the Code; provided, that the institutions described in clause (v) shall not be a Permitted Transferee for any transfers or other dispositions of securities having an aggregate Fair Market Value (as such term is defined in the Indemnification Agreement), together with all prior transfers and dispositions to any such institutions, in excess of $57,000,000.

          "person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          "Publicly Traded" means, with respect to a security, approval for the listing of such security on the New York Stock Exchange, the American Stock Exchange or a similar national or major regional exchange or the quotation of such security on the Nasdaq Stock Market or similar nationally recognized interdealer quotation system, in each case subject to the jurisdiction of the SEC.

          "Retained Business Liabilities" has the meaning given such term in the Distribution Agreement.

          "SEC" means the Securities and Exchange Commission.

          "Shares Exchange Ratio" means the fraction obtained by dividing (x) the Aggregate Shares Amount by (y) the Company Primary Shares Number.

          "Stock Consideration" means a fraction of a share of Excite@Home Preferred Stock equal to the Shares Exchange Ratio divided by 1,000.


          "subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which a specified entity (either alone or through or together with any other subsidiary) owns, directly, or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

          "tax" and "taxes" mean all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

          "Transaction Agreements" means, collectively, this Agreement, the Spinoff Documents, the Noncompetition Agreements, the Consulting Agreement, the Indemnification Agreement, the Escrow Agreement, the Intellectual Property Remedial Documents, the Technology Assignments and the Juniko Stock Purchase Agreement.

          "Users Earnout Amount" means the Users Earnout, determined pursuant to Exhibit D.

          "Users Earnout Consideration" means a fraction of a share of Excite@Home Common Stock equal to the Users Earnout Exchange Ratio.


          "Users Earnout Exchange Ratio" means the fraction obtained by dividing
(x) the quotient of (A) the Users Earnout Amount divided by (B) Earnout Average Price, by (y) the Company Fully Converted Share Number.

                                                                       Exhibit D
                                                                       ---------

                            Calculation of Earnout

          Introduction.
          ------------


          Each of the Company and Excite@Home intend to determine the earnout in two parts. The first part of the earnout shall be between $0 and $150,000,000 and shall be based on the number of electronic greeting cards sent using the Company Websites during the month of December 1999. The second part of the earnout shall be between $0 and $150,000,000 and shall be based upon Media Metrix's World Wide Web Audience Ratings Report reporting the number of unique users using the BM Websites during the month of December 1999. Since Excite@Home plans to promote the BM Websites, the Company and Excite@Home agree that the computations below should reduce the actual cards sent and the Media Metrix user amounts to adjust such figures to what they would have been without the effect of Excite@Home's promotion of the BM Websites.


     1.   Certain Definitions.  As used in this Exhibit, the following terms
          -------------------
have the meanings set forth below:

     "Adjusted Cards Sent" means the number resulting from the following formula: (x) BM Cards Sent plus (y) BM International Cards Sent minus (y) the product of (A) the Excite Effect for Cards Sent multiplied by (B) 1.1.

     "Adjusted Users" means the number resulting from the following formula: (x) Final December BM Users minus (y) the product of (A) BM-July Excite Number multiplied by (B) the Excite Effect plus (z) the product of (C) Final December BM Users multiplied by (D) 0.05.

     "Alternative Cards Earnout" means an amount equal to: $0, if the number of Estimated Cards Sent is less than or equal to 47,561,612; $150,000,000, if the number of Estimated Cards Sent is equal to or greater than 67,945,160; and, if the number of Estimated Cards Sent is equal to or greater than 47,561,612, but not greater than 67,945,160, the product of (x) the result of (A) the number of Estimated Cards Sent minus (B) 47,561,612, multiplied by (y) $7.359.

     "BM Email Database" means the database maintained at the Company that contains a listing of all the sender and recipient email addresses logged in the BM Log File and a source field for each email address indicating whether the email address is a BM Sourced Email Address or an Excite Sourced Email Address.

     "BM Log File" means the file or files containing log entries for each card sent from a BM Website or BM International Website. Each log entry in the BM Log File contains (i) a timestamp, (ii) the email address of the user sending the electronic card, (iii) the email address of the recipient of the electronic card, and (iv) either an Excite Mark or a BM Mark in the Log Source Field.

     "BM Mark" means a mark, tag or entry in the Log Source Field indicating that the log entry for a particular card sent will not be included in the Excite
                                                   ---
Effect for Cards Sent number

     "BM Sourced Email Address" means an address in the BM Email Database containing a source field entry indicating that, within the terms set forth herein, the user was not sent to a BM Website or BM International Website by
                     ---
following a link from the Excite Website or an Excite International Website.

     "BM Websites" means www.bluemountain.com and www.bluemountainarts.com.

     "BM International Websites" means websites, other than BM Websites, hosted by the Company that are marketed to users outside of the United States, including www.monteazul.com and www.montbleu.com.

     "Cards Earnout" means an amount equal to: $0, if the number of Adjusted Cards Sent is less than or equal to 47,561,612; $150,000,000, if the number of Adjusted Cards Sent is equal to or greater than 67,945,160; and, if the number of Adjusted Cards Sent is equal to or greater than 47,561,612, but not greater than 67,945,160, the product of (x) the result of (A) the number of Adjusted Cards Sent minus (B) 47,561,612, multiplied by (y) $7.359.

     "Cards Sent" means the sum of (x) BM Cards sent plus (y) BM International Cards sent.

     "Common Users" means the number of those unique users, as calculated by Media Metrix in an MM Users Report, who, in a designated calendar month, use, either (x) both (A) a BM Website and (B) a particular Comparison Group Website, or (y) both (C) a BM Website and (D) an Excite Website.

     "Comparison Group Website" means each of www.msn.com, www.microsoft.com, www.go.com, www.lycos.com, www.amazon.com, www.altavista.com, www.snap.com, www.ebay.com, www.looksmart.com, www.about.com, www.infospace.com, www.real.com, www.tripod.com, www.angelfire.com, and www.xoom.com; provided, that if (i) following the month of July 1999, any of the foregoing websites enters into any distribution, linkage, co-branding, marketing or other relationship which has the effect of sending users from such site to any of the BM Websites, or (ii) if any such relationship was in effect during any portion of the month of July 1999, and such relationship was modified, augmented, or otherwise changed following the month of July 1999, such websites shall not be used in any calculations regarding the determination of the Excite Effect.

     "Email Source Field" means the field or variable accompanying each email address in the BM Database that contains a tag, entry or mark indicating, pursuant to the terms set forth herein, whether or not the source of the email address shall be deemed to be Excite@Home or the Company.

     "Estimated Cards Sent" means the product of (x) Cards Sent  multiplied by
(y) 0.90.

     "Excite Effect" means the percentage calculated pursuant to Section 2(b) of this Exhibit.

     "Excite Effect for Cards Sent" means the number calculated pursuant to
Section 3(b) of this Exhibit.

     "Excite Mark" means a mark, tag or entry in the Log Source Field, whether as a result of a temporary cookie or some other method, indicating that the log entry for a particular card sent will be included in the Excite Effect for Cards Sent number.

     "Excite Sourced Email Address" means an address in the BM Email Database containing a source field entry indicating that, within the terms set forth herein, the user was sent to a BM Website or BM International Website by following a link from the Excite Website or an Excite International Website.

     "Excite Website" means www.excite.com.

     "Excite International Website" means www.excite.com.au, www.chinese.excite.com, www.excite.fr, www.excite.de, www.excite.it, www.excite.co.ip, www.nl.excite.com, www.excite.es, www.se.excite.com and www.excite.co.uk.

     "Log Source Field" means the field or variable in each log entry in the BM Log File that contains an Excite Mark or a BM Mark.

     "MM Users Report" means Media Metrix's World Wide Web Audience Ratings Report covering the number of unique users of the BM Websites, the Excite Website and each Comparison Group Website, for a specified calendar month.

     "Users Earnout" means an amount equal to: $0, if the number of Adjusted Users is less than or equal to 17,157,699; $150,000,000, if the number of Adjusted Users is equal to or greater than 24,511,000; and, if the number of Adjusted Users is equal to or greater than 17,157,700, but not greater than 24,510,999, the product of (x) the result of (A) the number of Adjusted Users minus (B) 17,157,699, multiplied by (y) $20.399.

     2.   Calculation of Users.
          --------------------

     (a) Final December Users.  Effective as of the Agreement Date and until the
         --------------------
end of December 1999, Excite@Home shall cause all services operated by Excite@Home, such as the Excite address book and the Excite calendar (all such Excite@Home services, collectively, the "Excite@Home Products") that are linked from BM Websites or BM International Websites to be masked under the "BlueMountain.com" domain name so that users who do not use the Excite Website but who use Excite@Home Products on the BM Websites or the BM International Websites shall not be included in the MM Users Report's calculation of the aggregate number of users of the Excite Website. Within ten business days following the initial publication by Media Metrix of its MM Users Report for the month of December 1999 (such report, the "December

Report", and the December Report's calculation of the aggregate number of unique users of the BM Websites, the Excite Website and the Comparison Group Websites during December 1999, the "December Users"), the Senior Vice President of Excite@Home for Search, Communities and Network Programming (such person, or an authorized officer of Excite@Home with similar responsibilities designated by such person or a more senior executive of Excite@Home, the "SVP") and the Representative (on behalf of the Company Stockholders) shall confirm with one another in writing that they have received the December Report, and whether such party elects to accept or dispute the December Report's calculation of December Users. If neither party so notifies the other party within such ten business day period, each party shall be deemed to have accepted the initial December Users calculation, which shall be the "Final December BM Users" calculation for all purposes under this Exhibit, despite any subsequent restatement of December Users by Media Metrix. If either party elects to dispute the December Report's calculation of December Users, such party shall contact Media Metrix to pursue such dispute, but shall provide the other party, prior to sending any correspondence or data, written or electronic, to Media Metrix regarding such dispute, with copies of all such correspondence and data between such party and Media Metrix. The other party may also correspond with Media Metrix regarding such dispute, and shall be subject to the same requirements regarding prior provision of correspondence to the other party. Neither party shall participate in any telephonic or in-person meetings with Media Metrix to discuss such dispute without providing the other party at least 24 hours prior notice of such meeting, and the opportunity to fully participate in such meeting. In the event of any such dispute, at such time as Media Metrix either confirms its initial calculation of December Users as "final," or restates its initial calculation, either as the result of Excite@Home's or the Representative's dispute of such calculation, or for any other reason, and declares its restated calculation as "final," such calculation shall be the "Final December BM Users" calculation for all purposes under this Exhibit.

     (b)  Excite Effect.  The Excite Effect shall be determined by performing
          -------------
the following calculations using the final MM Users Report for the month of July 1999 (the "July Report") and the December Report:

     Step 1: Determine the number of Common Users during July 1999 of the BM Websites and the Excite Websites (such number of Common Users, the "BM-Excite July Number").

     Step 2: Determine the number of Common Users during July 1999 of the BM Websites and each Comparison Group Website (each such number of Common Users, a "BM-CG July Number").

     Step 3: Determine the number of Common Users during December 1999 of the BM Websites and the Excite Websites (such number of Common Users, the "BM-Excite December Number").

     Step 4: Determine the number of Common Users during December 1999 of the BM Websites and each Comparison Group Website (each such number of Common Users, a "BM-CG December Number").

     Step 5: Subtract the BM-Excite July Number from the BM-Excite December Number, and express the difference as a percentage of the BM-Excite July Number (such percentage, the "Gross Percentage Increase").

     Step 6: For each Comparison Group Website, subtract the BM-CG July Number for such Comparison Group Website from the BM-CG December Number for such Comparison Group Website, and express the difference as a percentage of the BM-CG July Number for such Comparison Group Website.

     Step 7: Determine the average of the percentage differences of all of the Comparison Group Websites calculated in Step 6 (such average, the "CG Average Increase").

     Step 8: The Excite Effect is a percentage equal to the result of (x) the Gross Percentage Increase minus (y) the CG Average Increase. If the Gross Percentage Increase is less than the CG Average Increase, then the Excite Effect shall be deemed to be zero.

     3.   Calculation of Cards Sent.
          -------------------------

          (a) Excite@Home shall, using the methodology set forth in Section 3(b) below, calculate the Excite Effect for Cards Sent and, using the same methodology used by the Company in calculating cards sent during periods prior to the Agreement Date and reported by the Company to Excite@Home, calculate (x) the total number of electronic greeting cards sent by users of the BM Websites during the month of December 1999, and (y) the total number of electronic greeting cards sent by users of the BM International Websites during the month of December 1999. The amounts finally determined in (x) and (y) above are referred to in this Exhibit as the "BM Cards Sent" and "BM International Cards Sent," respectively.

          (b)  Excite Effect for Cards Sent.  The Excite Effect for Cards Sent
               ----------------------------
shall be determined by performing the following steps:

     Step 1: Save the BM Email Database as it exists on the Agreement Date (the "Beginning Database") and mark the Email Source Field for all email addresses in the BM Email Database on that date as BM Sourced Email Addresses.

     Step 2: Cause the Log Source Field in the BM Log File to be marked with the Excite Mark for each log entry where the sender of an electronic card followed a link from the Excite Website or an Excite International Website to a BM Website or a BM International Website and sent an electronic card. This marking process will occur for all log entries with dates between and including the Agreement Date and the end of December 1999.

     Step 3: Chronologically review and process the BM Log File and amend the Beginning Database and the Log Source Fields in the BM Log File as set forth below:

     . If, for a particular log entry in the BM Log File, both the sender email address and the recipient email address are in the Beginning Database, then (i) there shall be no changes made to the Beginning Database, and (ii) the Log Source Field for that log entry in the BM Log File shall (A) be marked with the Excite Mark if the sender's email address in the BM Email Database contains a mark in its Email Source Field that it is an Excite Sourced Email Address, and (B) be marked with the BM Mark if the sender's email address in the BM Email Database contains a mark in its Email Source Field that it is a BM Sourced Email Address.

     . If, for a particular log entry in the BM Log File, neither the sender email address nor the recipient email address is in the Beginning Database, then (i) both the sender email address and the recipient email address shall be added to the Beginning Database and the Email Source Field for each email address in the Beginning Database shall
          (A) indicate that such email addresses are Excite Sourced Email Addresses if the Log Source Field for that log entry in the BM Log File contains the Excite Mark, and (B) indicate that such email addresses are BM Sourced Email Addresses if the Log Source Field for that log entry in the BM Log File contains the BM Mark, and (ii) there shall be no change made to the Log Source Field for that log entry in the BM Log File.

     . If, for a particular log entry in the BM Log File, the sender email address is not in the Beginning Database and the recipient email address is in the Beginning Database, then (i) the sender email address shall be added to the Beginning Database and the Email Source Field for such sender email address in the Beginning Database shall
          (A) indicate that such email address is an Excite Sourced Email Address if the Log Source Field for that log entry in the BM Log File contains the Excite Mark, and (B) indicate that such email address is a BM Sourced Email Addresses if the Log Source Field for that log entry in the BM Log File contains the BM Mark, (ii) there shall be no change to the Email Source Field for the recipient email address in the Beginning Database, and (iii) there shall be no change made to the Log Source Field for that log entry in the BM Log File.

     . If, for a particular log entry in the BM Log File, the sender email address is in the Beginning Database, but the recipient email address is not in the Beginning Database, then (i) the recipient email address shall be added to the Beginning Database with the Email Source Field indicating the same source as is indicated in the sender's Email Source Field in the Beginning Database, and (ii) the Log Source Field for that log entry in the BM Log File shall (A) be marked with the Excite Mark if the sender's email address in the BM Email Database contains a mark in its Email Source Field that it is an Excite Sourced Email Address, and (B) be marked with the BM Mark if the sender's email address in the BM Email Database contains a mark in its Email Source Field that it is a BM Sourced Email Address.

     Step 4: Determine the total number of log entries on the BM Log File during the month of December 1999 containing the Excite Mark. The total number of log entries during that period with the Excite Mark is the "Excite Effect for Cards Sent".

                                                                      APPENDIX B

                               LIST OF EXHIBITS

Exhibit A:    List of Company Stockholders
Exhibit B:    List of Certain Agreements and Parties to Such Agreements
Exhibit C:    Certificate of Designation
Exhibit D:    Earnout Calculation
Exhibit E:    Form of Indemnification Agreement
Exhibit F:    Form of Noncompetition Agreements
Exhibit G:    Form of Consulting Agreement
Exhibit H:    Form of Escrow Agreement
Exhibit I:    Form of Distribution Agreement
Exhibit J:    Form of Tax Agreement
Exhibit K:    Form of Employee Agreement
Exhibit L:    Form of Assignment of Marks
Exhibit M:    Form of LLC Agreement
Exhibit N:    Form of Company Trademark Agreement
Exhibit 0:    Form of SPS Trademark Agreement
Exhibit P:    Form of Copyright Assignment Agreement
Exhibit Q:    Form of Company Copyright License
Exhibit R:    Form of SPS Copyright License
Exhibit S:    [Intentionally omitted]
Exhibit T:    Form of SPS Services Agreement
Exhibit U:    [Intentionally Omitted]
Exhibit V:    Form of Juniko Stock Purchase Agreement
Exhibit W:    Form of Company Option Waiver
Exhibit X:    Form of Latham & Watkins Tax Opinion
Exhibit Y:    Form of Company Tax Certificate for Tax Opinions
Exhibit Z:    Form of Excite@Home Tax Certificate for Tax Opinions
Exhibit AA:   Form of Opinion of Counsel to Excite@Home
Exhibit BB:   Forms of Opinions of Counsel to Company and Company Stockholders
Exhibit CC:   List of Intellectual Property Remedial Documents
Exhibit DD:   Form of Technology Assignment
Exhibit EE:   Form of Fenwick & West LLP Tax Opinion
Exhibit FF:   Press Release Regarding Financing Condition
Exhibit GG:   List of Company Websites